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EXHIBIT 10.6

JOINT VENTURE AGREEMENT
WHICHER RANGE, DATED OCTOBER 28, 1996

JOINT OPERATING AGREEMENT

AMITY OIL NL

GEOPETRO COMPANY

SEVEN SEAS PETROLEUM AUSTRALIA INC.

PENNZOIL EXPLORATION AUSTRALIA, INC.

Blakiston & Crabb
Solicitors
1202 Hay Street
WEST PERTH WA 6005

DX 91 PERTH

Tel: (09) 322 7644
Fax: (09) 322 1506
Ref: CL.AO/3727

INDEX

1	DEFINITIONS AND INTERPRETATION	1
2	JOINT VENTURE	5
3	NATURE OF RELATIONSHIP	5
4	PERCENTAGE INTERESTS	6
5	JOINT VENTURE PROPERTY	6
6	WARRANTIES	6
7	MANAGEMENT COMMITTEE	7
8	OPERATOR	7
9	APPOINTMENT AND REMOVAL OF OPERATOR	9
10	DUTIES AND OBLIGATIONS OF OPERATOR	9
11	ASSIGNMENT	11
12	PROGRAMMES AND BUDGETS	12
13	AUTHORITIES FOR EXPENDITURE	13
14	PAYMENT OF COSTS	14
15	NON CONSENT	14
16	DEFAULT	15
17	INFORMATION	16
18	CONFIDENTIALITY	17
19	INSURANCE	18
20	WITHDRAWAL	19
21	ENCUMBRANCES	20
22	DISCOVERY OF PETROLEUM	20
23	PRODUCTION VENTURE	21
24	SOLE RISK OPERATIONS	23
25	SOLE RISK- DRILLING	24
26	SOLE RISK—DEEPENING, REWORKING, SIDETRACKING, TESTING, COMPLETION ETC	25
27	SOLE RISK—GENERAL PROVISIONS	26
28	DISPUTE RESOLUTION	26
29	CONDUCT OF LITIGATION	27
30	TERM AND TERMINATION	27
31	FORCE MAJEURE	28
32	PERMIT	28
33	GENERAL PROVISIONS	29

JOINT OPERATING AGREEMENT

    THIS JOINT OPERATING AGREEMENT is made 28 October, 1996.

    BETWEEN:

    AMITY OIL NL ACN 009 230 835 of 2nd Floor 33 Ord Street West Perth Western Australia ("Amity");

    AND

    GEOPETRO COMPANY of Suite 700, 1 Maritime Plaza, San Francisco, California 94111, United States of America ("GeoPetro")

    AND

    SEVEN SEAS PETROLEUM AUSTRALIA INC. of Suite 305, Reunion Centre Building, Nine East Fourth, Tulsa, Oklahoma 74103, United States of America ("Seven Seas")

    AND

    PENNZOIL EXPLORATION AUSTRALIA, INC. of Craigmuir Chambers, PO Box 71, Road Town, Tortola, British Virgin Islands ("Pennzoil").

    RECITALS:

A.
Amity, GeoPetro and Seven Seas are the applicants for Petroleum Exploration Permit Application No 15/94-5 situated in Western Australia and granted pursuant to the Petroleum Act.

B.
Ensign Operating Co. was a party to the Permit application but has withdrawn.

C.
Pursuant to the Farm-out Agreement, Amity and GeoPetro have agreed to assign an interest in the Permit, to Pennzoil.

D.
Upon the grant of the Permit, the parties will therefore be the beneficial owners of the JV Area in the following proportions:

Pennzoil	44.115%
Amity	30.115%
GeoPetro	14.000%
Seven Seas	11.770%.
E.
The parties have agreed to associate themselves as a joint venture on the terms and conditions contained in this Agreement to conduct exploration and, if warranted, Production Operations with a view to exploitation and development of the Permit.

1
DEFINITIONS AND INTERPRETATION

1.1
In this Agreement, unless the context otherwise requires:

    "Accounting Procedure" means the procedure set out in Annexure A;

    "Accounts" in relation to the Joint Venture, means all accounts and financial statements and records relating to the payment or receipt of moneys maintained by the Operator in relation to JV Costs and transactions entered into in the course of JV Activities, and all supporting documents including invoices, statements of expenditure, receipts and sales records;

    "AFE" means authority for expenditure as set out in clause 13;

    "Appraisal Operations" means the drilling of Appraisal Wells and other activities for the purpose of evaluating the quantities or qualities of Petroleum in a Petroleum Pool encountered by a Discovery Well;

    "Appraisal Well" means any well drilled as Appraisal Operations;

    "Cash Call" means an invoice issued by the Operator to a party for its Percentage Interest share of JV Costs incurred or to be incurred;

    "Committee" means the committee established under clause 7;

    "Consenting Party" has the meaning set out in clause 15;

    "Defaulting Party" has the meaning set out in clause 16.1;

    "Development Well" means a well drilled in search of Petroleum other than and insofar as it is not an Exploration Well or an Appraisal Well;

    "Discovery Well" means the first well which finds and recovers to the surface Petroleum from a previously unknown or untested Petroleum Pool or where a sufficient indication is proven to the satisfaction of all parties that a Petroleum Pool exists, then a well may be declared a Discovery Well notwithstanding that the well did not test to the surface Petroleum;

    "ERMP" has the meaning ascribed in clause 10.3(e);

    "Exploration" means all activities aimed at the discovery, location and delineation of Petroleum Pools and all activities necessary,, expedient, conducive or incidental thereto and includes but is not limited to the drilling of Exploration Wells and Appraisal Wells;

    "Exploration Well" means any well drilled in search of Petroleum with the objective of discovering any previously unknown Petroleum Pool;

    "Farmin Agreement" means a Farmin Agreement dated 28 October 1996 between Amity, GeoPetro and Pennzoil;

    "Information" means all information available with respect to the JV Area including, but not limited to, all surveys, maps, mosaics, aerial photographs, electromagnetic tapes, sketches, drawings, memoranda, drill cores, logs of such sub-surface cores, geophysical or geological maps, sampling and analytical reports, notes and other relevant information and data;

    "Joint Account" means all costs and expenses incurred in respect of the Joint Venture on behalf of all of the parties;

    "Joint Venture" means the joint venture between the parties in terms of this Agreement;

    "JV Activities" means all activities conducted for the purposes of the Joint Venture under the terms of this Agreement;

    "JV Area" means the land the subject from time to time of the Permit;

    "JV Capital Costs" means all JV Costs of a capital nature including JV Costs incurred in the acquisition of major assets and the construction or acquisition of plant, facilities and infrastructure;

    "JV Costs" means all costs incurred in connection with JV Activities, accounted for in accordance with the Accounting Procedure or, where not provided for in the Accounting Procedure, in accordance with generally accepted accounting practices in Australia;

    "JV Operating Costs" means JV Costs other than JV Capital Costs;

    "JV Property" means:

    (a)
    the Permit;

    (b)
    the Information;

    (c)
    all fixtures, machinery, equipment anti supplies acquired for the Joint Venture; and

    (d)
    any other property" or rights of any description, whether real or personal, acquired for the Joint Venture;

    "Law" means the Corporations Law of Australia;

    "Majority Vote" means a resolution of the Committee having the affirmative vote of two or more unrelated parties having aggregate Percentage Interests exceeding 65%;

    "Mines Department" means the body, department or authority responsible for the administration of the Petroleum Act;

    "Net Value" in relation to Petroleum production means the gross proceeds from sale thereof on an arm's length basis less:

    (a)
    all costs reasonably incurred in the lifting, handling and transportation of the production; and

    (b)
    all governmental royalties and levies in relation to the production;

    "Nyungah Deed" means the Deed intended to be entered into between Amity, on behalf of the Farmor, the Farminee and Seven Seas of the one part and the authorised representatives on behalf of the Nyungah People of the other part;

    "Non Consent Operation" means an operation carried out by less than all parties pursuant to clause 15;

    "Non Consent Party" has the meaning set out in clause 15;

    "Non SR Parties" means the parties not participating in a Sole Risk Operation;

    "Operator" means the party acting as operator in terms of this Agreement and in its capacity as operator;

    "Paying Quantities" means:

    (a)
    in the case of a well not completed and equipped for production, the anticipated output from the well of that quantity of Petroleum which, considering the completion costs, equipping costs transportation costs and the costs of operating the well for the recovery of Petroleum and the kind and quality of production, the price to be received therefor and the royalties and other burdens payable with respect thereto, would in the opinion of the Committee comprised of the SR Parties warrant incurring the completion costs and equipping costs of the well; and

    (b)
    in the case of a well completed and equipped for production, the output from the well of that quantity of Petroleum which, considering the same factors as in (a) above except completion costs and equipping costs, would warrant the continued production from the well;

    "Percentage Interest" in relation to a party means the respective proportion expressed as a percentage, by which that party, subject to this Agreement:

    (a)
    is obliged to contribute to JV Costs;

    (b)
    is entitled to receive in kind and to dispose of from its own account Petroleum derived from the Permit;

    (c)
    is beneficial owner as a tenant in common of an undivided share of all JV Property; and

    (d)
    participates in all other rights and liabilities accruing to or incurred by the parties in or arising out of this Agreement;

    "Permit" means Petroleum Exploration Permit Application No 15/94-5 and includes any renewal or extension thereof when granted and any other permit, licence, lease or other holding or tenement for the time being held by or on behalf of the parties in substitution therefor either in part or in whole or granted, issued or otherwise arising in consequence of the holding by the parties of the Permit or otherwise acquired by the parties for the purpose of the Joint Venture;

    "Permit Year" means each consecutive period of 12 months commencing on the date of grant or renewal of the Permit;

    "Petroleum" has the same meaning as in the Petroleum Act and includes natural gas;

    "Petroleum Act" means the Petroleum Act 1967 - 81 of the State of Western Australia as amended;

    "Petroleum Pool" means a Petroleum reservoir related to the same individual geological structural features or stratigraphic conditions or both;

    "Prescribed Rate" means the rate of interest being 4% greater than the Westpac Banking Corporation's prime lending rate for amounts greater than $100,000;

    "Production Interest" in relation to a party and in relation to a Production Venture, means the participating interest of that party in the Production Venture;

    "Production Operations" means commercial petroleum lifting and recovery operations and all activities necessary, expedient, conducive or incidental thereto including without limitation:

    (a)
    the drilling and development of Development Wells; and

    (b)
    the sampling, production, refining, treatment, transportation, handling, storage, loading and delivery of Petroleum;

    "Production Operator" means party acting as operator for the Production Venture under the terms of this Agreement;

    "Production Venture" means a venture for the conduct of Production Operations;

    "Records", in relation to the Joint Venture, means all books, records, invoices, documents and other papers maintained by the Operator in relation to JV Activities or transaction effected in the course of JV Activities;

    "Related Body Corporate" means a related corporation within Section 50 of the Law;

    "Sole Risk Operation" means an operation carried out by one or more parties within the Permit otherwise than as JV Activities;

    "SR Costs" in relation to the Sole Risk Operation, means all costs and expenses reasonably and properly incurred by SR Parties in carrying out the Sole Risk Operation;

    "SR Interest" in relation to a SR Party and a Sole Risk Operation, means the participating interest of that party in the Sole Risk Operation;

    "SR Parties" in relation to a Sole Risk Operation, means the parties participating in the Sole Risk Operation;

    "Wilful Misconduct" includes any act or omission committed in bad faith or with reckless disregard for the foreseeable and harmful consequences;

    "Withdrawal Notice" means a notice of intention to withdraw from the Joint Venture;

    "Withdrawing Party," means a party which has served, or which, under the terms of this Agreement, has been deemed to have served, a Withdrawal Notice on the other parties;

    "Work Obligation" means the minimum work and expenditure requirements from time to time being conditions of grant of the Permit; and

    "Work Period" means the period the subject of an approved programme and budget.

  1.2
  In this Agreement unless the context otherwise requires:

  (a)
  the singular shall include the plural and vice versa;

  (b)
  words importing persons shall include corporations;

  (c)
  the heading shall not affect the interpretation or construction of this Agreement;

  (d)
  reference to any statute shall mean that statute as amended or modified or replaced from time to time and includes orders, ordinances, regulations and rules and by-laws made in terms of or pursuant to the relevant legislation;

  (e)
  reference to a party includes a reference to its successors and assigns in accordance with this Agreement; and

  (f)
  reference to currency shall be to the lawful currency of Australia.

JOINT VENTURE

2.1
The parties associate themselves as a joint venture in accordance with the provisions of this Agreement for the purpose of carrying out Exploration upon the Permit with a view to establishing Production Operations for the development and exploitation of the Permit.

2.2
The Joint Venture shall be called the Busselton Joint Venture or such other name as the parties may from time to time agree.

NATURE OF RELATIONSHIP

3.1
The obligations of the parties in terms of this Agreement and in relation to JV Activities, to each other and to third parties shall be several and not joint nor shall they be joint and several.

3.2
Nothing in this Agreement shall make a party the partner of any other party nor, except as expressly provided in this Agreement, constitute any party the agent or legal representative of any other or create any fiduciary relationship between them.

3.3
No party shall have any authority to act on behalf of any other party, except as expressly provided in this Agreement. Where a party acts on behalf of any other without authority, such party shall indemnify the other from any losses, claims, damages and liabilities arising out of any such act.

3.4
A party shall not engage in or be concerned in any activity upon or with respect to the Permit except as otherwise provided in this Agreement.

  3.5
  If, for United States federal income tax purposes, this Agreement and the operations under this Agreement are regarded as a partnership each Party elects to be excluded from the application of all of the provisions of Subchapter "K", Chapter 1. Subtitle "A" of the United States Internal Revenue Code of 1986, as amended ("the Code"), as permitted and authorised by Section 761(a) of the Code and the regulations promulgated under the Code, Pennzoil is authorised and directed to execute and file, or cause to be executed and filed, any such evidence of this election as may be required by the Internal Revenue Service and provide a copy thereof to each Party.

PERCENTAGE INTERESTS

4.1
The Percentage Interests of the parties as at the date of this Agreement are:

Pennzoil	44.115%
Amity	30.115%
GeoPetro	14.000%
Seven Seas	11.770%
  4.2
  If any party's Percentage Interest falls below 5% that party shall not be entitled to vote individually at meetings of the Committee, and its vote shall be taken into account only if added to the vote or votes of another party or parties.

JOINT VENTURE PROPERTY

5.1
The parties shall own an undivided interest in all JV Property in proportion to their respective Percentage Interests.

5.2
Each party shall from time to time at the request of another party deliver such transfers and other documents as are necessary to record and protect the Percentage Interest from time to time of the other parties in the Permit and the JV Property. Until such transfers are effected, each party holding JV Property from time to time shall hold the JV Property in trust for all of the parties proportionately to their then respective Percentage Interests.

5.3
For the term of the Joint Venture, no party shall partition any part of the JV Property.

6
WARRANTIES

6.1
Each party hereby severally warrants to each other party that, at the date of this Agreement:

(a)
that party is contributing to the JV Costs as indicated in Recital B or as otherwise provided for in the Farmin Agreement;

(b)
save as disclosed in this Agreement, the interests of that party as indicated in Recital D are held or entitled to be held by that party as beneficial owner;

(c)
save as may arise pursuant to the Nyungah Deed, there are no mortgages, pledges, liens, charges or encumbrances against the interest of that party as indicated in Recital B, or relating thereto; and

(d)
there is no litigation nor are there any government actions or proceedings pending or threatened affecting the interests of that party as indicated in Recital D of which that party has notice and which may in any way impair any of that party's rights.

  6.2
  Each party warrants to each other party that it has full right, power and authority to enter into and implement this Agreement and that it has taken all necessary action to authorise the execution and implementation of this Agreement.

7
MANAGEMENT COMMITTEE

7.1
The parties hereby establish the Committee whereby management of JV Activities is vested.

7.2
Management and control of JV Activities and other matters affecting the Permit and the Joint Venture shall be vested in the Committee.

7.3
The Committee is authorised to make all decisions on the nature and extent of and the management of JV Activities including varying or vetoing any decision, commitment or other action of the Operator and directing the Operator on the management and conduct of JV Activities. All decisions of the Committee shall be binding on the parties.

7.4
The following provisions shall, subject to clause 4.2, apply to the Committee:

(a)
each party shall be entitled to appoint one member;

(b)
each party may remove any member appointed by it and appoint another. Notice of any appointment or removal shall be given to the other parties;

(n)
the Chairman shall prepare full and accurate minutes covering business conducted and decisions reached at meetings and submit them to the parties for approval. Each party shall promptly notify the Chairman and the other parties of any changes that it believes should be made. A party that does not give any such notice within 20 days of receipt of the minutes shall be deemed to have approved those minutes. Following the approval of the minutes, the Chairman shall sign an appropriate number of original copies as a true and correct record and forward one copy to each party; and

(o)
any decision on any matter falling within the jurisdiction of the Committee made without a meeting and evidenced by writing including facsimile transmission, signed by each party, or by a member appointed by each party shall be binding on the parties.

  7.5
  Except where otherwise expressly provided in this Agreement, decisions of the Committee shall be by Majority Vote at a duly convened meeting.

  7.6
  If a Majority Vote cannot be obtained with respect to any JV Activities proposed and forming part of the Work Obligation, including the drilling or location of any well, then the matter shall be determined by the vote of a party or group of parties voting in the same manner who have in aggregate Percentage Interest greater than any other party, or group of parties voting in another manner. If any matter cannot be determined in the manner aforesaid, then the Operator's vote shall determine the matter.

  7.7
  A unanimous vote shall be required for any decision in relation to:

  (a)
  any variation of a Work Obligation in respect of the Permit;

  (b)
  the surrender or relinquishment of all or part of the Permit; or

  (c)
  a variation of the Agreement.

8
OPERATOR

8.1
All JV Activities shall be carried out by the Operator, subject to the control and direction of the Committee. The Operator may carry out JV Activities through its servants, agents and contractors.

8.2
JV Activities carried out by the Operator shall be carried out on behalf of all the parties in proportion to their respective Percentage Interests.

  8.3
  For the purposes of JV Activities, the Operator shall have and may exercise all of the rights, liberties and discretions as would be available to the Operator if the Operator was carrying out JV Activities on its own behalf and without limitation but subject to this Agreement may:

  (a)
  retain, supervise and control consultants, experts, servants, agents and independent contractors;

  (b)
  acquire materials, supplies, machinery, equipment and services;

  (c)
  procure special design, technical, accounting, legal and other professional services from outside experts and consultants;

  (d)
  perform obligations imposed on or with respect to the Permit;

  (e)
  pay rates, duties, charges and levies payable on or in connection with JV Property and do all things necessary to maintain the JV Property in good standing;

  (f)
  prepare and file reports or returns required by law on or with respect to JV Property or JV Activities;

  (g)
  disburse funds of the Joint Venture on JV Costs;

  (h)
  apply for and obtain pipeline licences, production licences, access authorities, rights of way, water rights and other rights;

  (i)
  enter into contracts binding the Joint Venture;

  (j)
  do all things reasonably necessary to comply with relevant legislation and the requirements of relevant authorities in the conduct of JV Activities;

  (k)
  maintain plant and equipment in good working order and condition;

  (l)
  represent the Joint Venture before government authorities and courts with respect to all matters concerning the Joint Venture;

  (m)
  prepare, sign, file and receive any affidavit, certificate, authorisation, report or other document concerning the Joint Venture; and

  (n)
  perform any act necessary or advisable in the Operator's judgment to protect the interests of the Joint Venture, without prejudice to the right of each party to take such steps as it considers necessary to protect its own interest and to be separately represented in any proceedings that relate to or are connected with its Percentage Interest.

  8.4
  The Operator shall determine the number of employees, their selection and the terms of their employment in connection with JV Activities. All employees and contractors used in connection with JV Activities shall be the employees and contractors of the Operator. The Operator shall employ for JV Activities only such employees, agents and contractors as it reasonably estimates to be required for the proper conduct of JV Activities.

  8.5
  For the purpose of carrying out JV Activities, the Operator shall have sole possession of JV Property.

  8.6
  The Operator shall not be liable to any party for any losses sustained or liability incurred by any party except to the extent that such losses or liability results from the Operator's Wilful Misconduct.

  8.7
  Each party to the extent of its Percentage Interest shall indemnify the Operator against any liability, loss or damage incurred by the Operator in the conduct of JV Activities except for liability, loss or damage incurred by reason of the Operator's Wilful Misconduct.

  8.8
  Each party shall give to the Operator such assistance as the Operator may reasonably require in the performance of its duties.

9
APPOINTMENT AND REMOVAL OF OPERATOR

9.1
Amity shall be the Operator until it is removed or resigns in accordance with the provisions of this clause.

9.2
The Operator shall be removed immediately upon the occurrence of any of the following:

(a)
if the Operator becomes bankrupt or insolvent or commits or suffers any act of bankruptcy or insolvency or makes any assignment for the benefit of its creditors;

(b)
if the Operator fails to perform any obligation or duty as Operator in terms of this Agreement and does not rectify the default within 30 days after receipt of written notice from one or more of the parties specifying the default and requiring the Operator to remedy the default, (provided the notice has been first authorised by a Majority Vote of the parties other than the Operator or parties which are Related Bodies Corporate of the Operator, each party exercising a percentage vote in proportion to its respective Percentage Interest) or, if default is disputed, within 30 days of being adjudged to be in default by a court of competent jurisdiction; and

(c)
without cause by the unanimous vote of the parties other than the Operator or parties which are Related Bodies Corporate of the Operator should the Percentage Interest of the Operator or parties which are Related Bodies Corporate of the Operator fall below 25%.

  9.3
  The Operator may resign at any time as Operator upon at least 3 months' prior written notice to the parties.

  9.4
  If the Operator resigns or is removed in terms of this clause then a replacement shall be immediately appointed by the Committee. If the outgoing Operator was removed in terms of sub-clauses 9.2(a), (b) or (c), then the outgoing Operator and parties which are Related Bodies Corporate of the Operator shall not be reappointed as Operator for a period of two years after the date of removal, except with the unanimous approval of the Committee.

  9.5
  If a party other than Amity is voted Production Operator in accordance with clause 23.1(a), Amity shall, subject to the provisions of this clause 9, continue as Operator under this Agreement which shall continue to apply to Exploration activities of the Joint Venture on the Permit, subject to clause 23.2.

  9.6
  At the effective date of resignation or removal of an Operator, the Operator shall deliver to the replacement Operator possession of all JV Property and all Accounts and Records of the Joint Venture and all Information not otherwise in the possession of the replacement Operator.

  9.7
  Upon every change of Operator the parties shall procure that the Accounts of the Joint Venture are audited at the cost of the Joint Venture.

10	DUTIES AND OBLIGATIONS OF OPERATOR
10.1
The Operator shall manage and conduct all JV Activities with the skill, diligence and care normally exercised by qualified persons in the performance of comparable work and in accordance with accepted industry methods and practices.

10.2	The Operator shall promptly carry out all instructions and directions of the Committee.
10.3	Without limiting its other duties and obligations herein expressed, the Operator shall:
	(a)	invite competitive tenders for and inspect contracts for material or services for the Joint Account involving amounts of more than $100,000 for any one item;
	(b)	obtain Committee approval for the principal terms of the contracts for the Joint Account:
(i) involving amounts of at least the amounts set out below for any one item or series of related items in respect of:

drilling rigs	-$	200,000
seismic	-$	100,000
technical studies	-$	100,000
supply of other goods/services	-$	100,000	,
such approvals to be additional to and not in lieu of the approvals required to be obtained by the Operator pursuant to any AFE; or
(ii) where the Operator has an interest whether by way of the equity, voting power or otherwise, in the firm or company with whom the Operator is proposing to contract;
(c)
in respect of each contract entered into by the Operator in the course of JV Activities (other than a contract of employment) requiring the approval of the Committee, disclose that it acts as agent for the parties and ensure that it is made a term of the contract that the obligations of each of the parties are several not joint nor joint and several, and that liability is expressed to be in proportion to their respective undivided interests;
	(d)	comply with all government acts and regulations pertaining to the Permit; and
	(e)	prepare any Environmental Review Management Programme ("ERMP") or other survey or like document as may be required pursuant to any environmental legislation or other relevant government acts.
10.4
The Operator shall keep correct Accounts and accurate Records for the Joint Venture. The Accounts and Records maintained by the Operator shall fully and fairly explain all material JV Activities and JV Costs and transactions effected in the course of JV Activities. Any party not being the Operator may not more than once in any calendar year and on reasonable notice in writing to the Operator, conduct an audit at its own expense of the Accounts and Records of the Joint Venture by a registered company auditor. The Operator shall make available to the auditor the Accounts and Records of the Joint Venture for the purposes of the audit.
10.5	The Operator and the other parties shall adopt the Accounting Procedure in relation to the keeping of all Accounts and Records.
10.6	The Operator shall comply with all laws and lawful regulations applicable to any JV Activities carried out.

11	ASSIGNMENT
11.1
Except as permitted by this clause 11 no party may without the prior consent of all other parties sell, assign, transfer, mortgage, pledge, charge, encumber, sub- 1ease, declare itself trustee of or in any way dispose of or alienate all or any of its rights under this Agreement, in the Permit in it Percentage Interest or in any JV Property PROVIDED THAT nothing in this clause 11 shall apply to any Petroleum produced from the Permit.
	11.2	(a)
Subject to clause 11.4 any party may assign the whole or any part of its Percentage Interest to any Related Body Corporate. Such transfers to a Related Body Corporate shall not be subject to the provisions of clause 11.3.
		(b)	The parties will not unreasonably withhold their consent in respect of a charge over the whole or any part of a Percentage Interest.
	11.3	(a)
A party ("Transferor") may dispose of its Percentage Interest or any part thereof in strict compliance with the provisions of this clause 11.3 and for a consideration comprising any one or more of the following:
(i) cash or a cash equivalent;
(ii) any Petroleum produced and saved from the Permit (including a consideration calculated by reference to the value of any such Petroleum); and
(iii) the assumption of any obligations of the Transferor under this Agreement referable to the Percentage Interest being assigned.
		(b)	If the Transferor shall desire to dispose of its Percentage Interest or any part thereof it shall give to each other party ("Offeree") notice thereof containing:
(i) the name and address of the proposed assignee or transferee ("Proposed Transferee");
(ii) all the terms and conditions of the proposed sale; and
(iii)
an offer to sell its Percentage Interest or the relevant part thereof to the Offeree on terms and conditions not less favourable to the Offeree than those proposed in relation to such proposed purchaser.
(c)
Each Offeree shall have the right to accept (pro-rata to their respective Percentage Interests if more than one) such offer from the Transferor by sending to it notice to that effect at any time during a period of 21 days after receipt of such offer.
(d)
If no Offeree shall accept such offer the Transferor shall have the right to transfer or assign its Percentage Interest or the relevant part thereof to such Proposed Transferee on terms and conditions not more favourable to the Proposed Transferee than those specified in such notice to the Offeree PROVIDED THAT such right shall lapse upon the expiration of 120 days after the date on which the aforesaid offer was made by the Transferor to the Offeree.
(e)
Save with the prior consent of the Transferor no Offeree shall directly or indirectly communicate with the Proposed Transferee before the right of the Transferor to transfer or assign to such Proposed Transferee has lapsed pursuant to clause 11.3(d).
(f)
In no circumstances shall a party assign any of its Percentage Interest so that the Transferor shall retain a Percentage Interest of less than 5% or so that the Proposed Transferee would be entitled to a Percentage Interest of less than 5%.

11.4
Prior to and as a condition of any assignment or transfer hereunder the Proposed Transferee shall enter into a covenant satisfactory in form and substance to the parties by which the Proposed Transferee shall agree to be bound by all the provisions of this Agreement and to assume, observe and perform all the obligations of the Transferor under this Agreement applicable to the Percentage Interest or part being assigned or sold. No such assignment or transfer shall proceed unless such Proposed Transferee is in the reasonable opinion of the continuing parties of sufficient financial substance to enable it to meet its proposed obligations under this Agreement and the said covenants. If the Proposed Transferee is a Related Body Corporate of the Transferor it will re-assign the Percentage Interest or part thereof to the Transferor if the Proposed Transferee ceases to be a Related Body Corporate and the Transferor hereby covenants with each other party to accept such re-assignment. The Transferor shall bear all reasonable costs of each party, in connection with any such assignment.
11.5
It shall be the responsibility of the Transferor to obtain any required government consent to any assignment under this clause 11 and the other parties shall have no obligation to recognise an assignment made or proposed to be made without that consent, provided that the non-assigning parties shall execute any documents reasonably required by the Transferor to obtain such government consent.
	11.6	(a)
Any proposing Transferor shall at the time of giving notice pursuant to clause 11.3 call upon the other parties to meet and discuss the level of foreign ownership in the Joint Venture, both existing and proposed, likely or possible, and the proposing Transferor shall give proper consideration to the views of the other parties.
(b)
No parties shall without the prior consent of all other parties make any assignment which would contravene or place the Joint Venture or any party in the position of contravening either State or Federal Government foreign investment guidelines applicable to project developments. No party shall make any assignment if, as a result of that assignment, any other party shall be required to vary, its Percentage Interest in order to comply with either State or Federal Government foreign investment guidelines applicable to project developments.
12	PROGRAMMES AND BUDGETS
	12.1	The Operator shall carry out all JV Activities in accordance with programmes and budgets approved by the Committee and in accordance with this clause 12.
12.2
The Operator shall not be entitled to exceed an approved budget for an item of work itemised within the budget by more than 10% without the approval of the Committee, except in the case of emergency expenditure involving any actual or reasonably apprehended substantial damage to JV Property or injury or loss of life.
12.3
The Operator shall prepare programmes and budgets for JV Activities in respect of Work Periods approved by the Committee from time to time, not exceeding one year and shall submit the programmes and budgets to the Committee at least 90 days prior to the first day of the relevant Work Period.
12.4
A programme and budget submitted by the Operator shall include a statement of the JV Activities proposed to be undertaken during the relevant Work Period and shall contain sufficient details to enable each party, to give proper consideration thereto and where appropriate, shall include details of any proposed wells and an itemised budget of the estimated JV Costs to be incurred.

12.5
The Committee shall meet to consider and approve programmes and budgets prepared by the Operator at least 60 days prior to commencement of the relevant Work Period. The Committee shall promptly notify the Operator of its approval or disapproval of any programme and budget submitted.
12.6
If any member of the Committee disapproves of the programme and budget, then the parties shall promptly confer to reconcile their differences and to arrive at a mutually acceptable programme and budget. If the parties have not reached agreement in the Committee within 30 days of the date of submission by the Operator of the programme and budget, then the matter shall be determined by a resolution of the Committee in accordance with this Agreement.
	12.7	Subject to this clause 12, an approved programme and budget shall be binding upon the parties and on the Operator.
	12.8	A programme and budget may be revised from time to time by the Committee, subject to and in accordance with the provisions of this clause.
	12.9	A copy of each approved programme and budget and each revision shall be furnished to each party.
	12.10	The budget for any Work Period shall not be less than the amount required to meet the Work Obligation relating to the Permit.
13	AUTHORITIES FOR EXPENDITURE
13.1
The Operator shall, before entering into any commitment or incurring any expenditure under an approved programme and budget prepare a schedule of the estimated costs to be incurred and the times at which payment on account of such costs are anticipated, and shall submit a copy of the schedule to each party. Each party shall within 14 days after receipt of the schedule notify the Operator and the other parties whether it approves of the schedule. A party shall be deemed to have approved a schedule unless notice of non-approval is communicated to the Operator within the 14 day period referred to.
13.2
If parties holding Percentage Interests sufficient to pass a Majority Vote approve or are deemed to approve a schedule submitted by the Operator, then such approval or deemed approval shall constitute an AFE to the Operator in terms of the schedule and shall oblige the parties to pay their respective Percentage Interest shares of all JV Costs arising or incurred in respect of the subject matter of the AFE.
13.3
If necessary to carry out an approved program or project, the Operator is authorised to make expenditures in excess of the approved AFE up to but not exceeding 10% of such AFE. The Operator shall promptly notify the parties if such expenditures are expected to exceed such AFE by 10% thereof.
13.4
A party shall not unreasonably withhold its approval to an AFE submitted by the Operator where the additional costs were properly incurred by the Operator in carrying out the AFE in accordance with the terms of approval.
13.5
The Operator shall be entitled to exceed an AFE in cases of emergency expenditure involving any actual or reasonably apprehended substantial damage to JV Property or injury or loss of life. Any such emergency expenditures shall be reported promptly to the parties by the Operator.

14	PAYMENT OF COSTS
	14.1	Subject to the provisions of the Farmin Agreement and this clause, the parties shall be liable for and shall pay JV Costs in proportion to their respective Percentage Interests.
14.2
The Operator shall on a monthly basis submit to each party, a statement of account for JV Costs incurred and actually paid or accrued by the Operator since submission of the previous statement, and shall issue a Cash Call to each party, for its Percentage Interest share of such JV Costs.
14.3
Subject to clause 13, the Operator may at its discretion issue Cash Calls to the parties for estimated JV Costs which the Operator anticipates will be incurred during any forthcoming calendar month, not more than 30 days before the commencement of that month. Where the Operator is to incur a commitment or enter a contract and the commitment or contract will extend over a period greater than one month, then the Operator shall not more than 30 days before entering into the commitment be entitled to issue Cash Calls to the parties, sufficient to cover the maximum prospective liability of the Operator under the commitment. Where the Operator has issued Cash Calls to the parties to cover anticipated JV Costs to be incurred, then the Operator shall be under no obligation to incur those JV Costs or to enter any commitment whereby those JV Costs will be incurred, until the Cash Calls have been paid.
	14.4	All Cash Calls shall be paid within 15 days of receipt.
14.5
A party that does not duly and punctually pay a Cash Call issued by the Operator pursuant to the provisions of this clause on the due date for payment shall pay interest thereon between the due date for payment and the date of actual payment, at the Prescribed Rate. Interest shall be calculated daily and shall be payable to the Operator on demand.
15	NON CONSENT
15.1
Within 14 days after approval of a programme and budget by the Committee, a party which voted against the carrying out of any work included in the approved programme, other than the Work Obligation, may elect not to participate in and contribute to the costs to be incurred in carrying out that work. The parties so electing are referred to as Non Consent Parties and the other parties are referred to as Consenting Parties. The work in respect of which notice is given is referred to as the Non Consent Operation.
15.2
Upon the making of an election by one or more Non Consent Parties pursuant to this clause, the Consenting Parties shall meet to determine whether they will proceed with the Non Consent Operation. If the Consenting Parties elect not to proceed with the Non Consent Operation, then the approved programme and budget shall be amended by the deletion of the Non Consent Operation therefrom.
	15.3	If the Consenting Parties elect to proceed with the Non Consent Operation, then:
(a) the Non Consent Operation shall not be JV Activities;
(b) the Consenting Parties may carry, out the Non Consent Operation as a Sole Risk Operation and the provisions of clauses 24, 25, 26 and 27 shall apply to the Non Consent Operation as if:
(i) the Non Consent Operation constituted a Sole Risk Operation;
(ii) the Non Consent Parties constituted Non SR Parties and the Consenting Parties constituted SR Parties; and

(c) the Non Consent Parties shall not be responsible for any costs, risks or expenses attributable to the Non Consent Operation.
15.4
Any work forming part of the Work Obligation may not be the subject of a Non Consent Operation, and the provisions of this clause shall not apply in relation thereto. Subject to the foregoing, a Non Consent Operation may comprise of any of the following (but no other) activities:
(a) drilling an Exploration Well, a Development Well or an Appraisal Well; or
(b) deepening, re-working, side-tracking or completion and testing an Exploration Well or an Appraisal Well.
15.5
On any well reaching programmed total depth and after the completion of the programmed evaluation of the weI1 ("Casing Point") the Committee will meet within 24 hours to consider and determine by Majority Vote whether to plug and abandon, deepen, re-work, side-track, complete or production test the well. If a course of action other than plugging and abandoning the well is determined by Majority Vote, any party voting against the program adopted by Majority Vote may elect to be a Non Consent Party as defined by clause 15.1.
16	DEFAULT
16.1
A party shall be a Defaulting Party for the purposes of this Agreement if any Cash Call which becomes due or payable by that party, under any of the term of this Agreement ("default amount") is not paid when and as the same becomes due and payable. Notwithstanding the above, the Operator shall promptly notify, in writing, the parties of such default.
16.2
Where a party, remains a Defaulting Party for more than 60 days, then the Defaulting Party shall be deemed on the 65th day, following first occurrence of the default to have given a notice of withdrawal from the Joint Venture in terms of this Agreement. The Defaulting Party hereby appoints the Operator its lawful attorney for, on behalf of and in the name of the Defaulting Party, to execute all such instruments, deeds and documents and do and carry out all such acts as may be necessary or expedient to give effect to the withdrawal of the Defaulting Party under this clause.
16.3
Where a Party remains a Defaulting Party for a period of 60 days, the Operator shall invite each non Defaulting Party to either meet its Percentage Interest share of the default amount or such other percentage of the default amount as each non Defaulting Party wishes to nominate. Each non Defaulting Party must reply within 5 days of the deemed receipt of the Operator's invitation. A failure to reply within this period shall be deemed to be notice that the particular non Defaulting Party does not wish to contribute to the default amount. Where the Operator receives acceptances for 100% or more (in which case the non Defaulting Parties who accepted are to be deemed to have accepted such percentage of the default amount as is determined by that party's nominated percentage as a factor of the total nominated percentage of the non Defaulting Parties) ("Agreed Additional Percentage") it shall issue a Cash Call to each non Defaulting Party for its Agreed Additional Percentage share of the default amount and each non Defaulting Party shall pay such Cash Call within 21 days after receipt thereof.
16.4
Alternatively, if the non Defaulting Parties respond or are deemed to have responded to the Operator's invitation under clause 16.3 by accepting less than 100% of the default amount then notwithstanding clause 16.3, the Operator shall issue a Cash Call to each non Defaulting Party for its Percentage Interest share of the default amount and each non Defaulting Party shall pay such Cash Call within 21 days after receipt thereof.

16.5
If the Defaulting Party subsequently pays any of the default amount to the Operator, then that amount shall be distributed amongst the non Defaulting Parties proportionately to the respective proportionate shares in which those parties paid the default amount to the Operator pursuant to either clause 16.3 or 16.4. Any non Defaulting Party which does not pay a Cash Call rendered to that party by the Operator under either clause 16.3 or 16.4, shall itself become a Defaulting Party.
16.6
A party shall be a non-complying party, for the purposes of this Agreement if that party defaults in the due observance or performance of any covenant, condition or provision contained in this Agreement other than the payment of money to the Operator and such default continues for more than 28 days after written notice from the Operator to that party specifying the default and demanding the same to be remedied.
	16.7	The Operator may institute proceedings against a Defaulting Party, or a non-complying party to enforce performance of any of the provisions of this Agreement.
16.8
A Defaulting Party and a non-complying party shall pay on demand all solicitors fees, court costs and other costs reasonably incurred by the Operator in the collection or attempted collection of unpaid amounts or otherwise arising by reason of the default.
	16.9	A Defaulting Party and a non-complying party shall not while default continues be entitled to any Information and shall not be entitled to be represented or to vote at any meeting of the Committee.
16.10
Each non-complying party hereby appoints the Operator its lawful attorney for, on behalf of and in the name of the non-complying party to execute all such instruments, deeds and documents and carry out and do all such acts as may be necessary or expedient to remedy the default or non-compliance of the non-complying party. The Operator shall not exercise any Power of Attorney conferred under this clause until:
(a) the Operator has taken all reasonable steps to procure that the non-complying party itself acts so as to remedy its non-compliance; and
(b) the Operator notifies the non-complying party of its intention to exercise the Power of Attorney if the non-complying party fails to act as so required within 14 days of such notification.
17	INFORMATION
17.1
Each party shall be entitled to receive full details of all Information received or developed by the Operator in the course of JV Activities but limited to one copy of final reports submitted to the Mines Department, seismic sections and well logs. Any additional information shall be supplied by the Operator at the costs of the party requesting that information.
17.2
The Operator shall provide each party with daily drilling reports in a form and content acceptable to the Joint Venture in respect of each well drilled in the course of JV Activities together with a well completion report.
	17.3	The parties may make routine public announcements and statements with respect to JV Activities subject to prior notification to the other parties.
17.4
The Operator shall keep the other parties fully informed by means of reports as to the progress of Exploration and all relevant Information derived therefrom. Such reports shall be furnished by the Operator at quarterly intervals and shall include a general description of the Operator's plan for the next quarter.

	17.5	The Operator shall keep the other parties fully informed of any information relating to the Joint Venture which might cause loss to the parties.
	17.6	Each party, at its own cost and risk may at all reasonable times and on reasonable notice to the Operator by its servants or agents enter the JV Area to inspect all operations and activities thereon.
17.7
The Operator shall furnish each party with a copy of every report submitted to a government agency. The Operator shall make all reports required under the Petroleum Act, or under the titles to the Permit in a timely manner.
18	CONFIDENTIALITY
18.1
All Information relating to the Joint Venture not in the public domain shall be confidential during the term of the Joint Venture and for a period of 2 years thereafter. The information will not be disclosed by a party, without the written consent of the other parties. The consent shall be given or denied promptly but shall not be unreasonably withheld. The Information may be furnished without consent by a party to:
		(a)	a Related Body Corporate;
		(b)	any State or Federal Government having lawful jurisdiction over a party and being entitled to such information;
(c)
any stock exchange on which shares or other securities of the party or a Related Body Corporate are listed when required by regulations of that stock exchange provided that the parties shall use their best endeavours to agree on the wording of any statement or announcement to the stock exchange;
(d)
persons during bona fide negotiations for the purchase of any of the parties' Percentage Interest, separately or as part of the sale of its shares or the shares of its holding company or of a sale of assets of such party;
		(e)	financial and lending institutions or other third parties for the purpose of acquiring finance;
		(f)	independent consultants and contractors of a party whose duties in relation to the Joint Venture reasonably require such disclosure; and
		(g)	independent accountants or legal counsel engaged by a party to give advice on matters relating to this Agreement.

The disclosing party under subclauses (a), (d) and (e) shall, before disclosure, ensure that the recipient undertakes to keep the Information confidential at least to the same degree as provided in this clause by the execution of a binding document which any party to this Agreement will be able to enforce. Notice will be given to the other parties of the proposed disclosure of the Information to the persons listed in subclauses (b) and (c), and of the disclosure of the Information to persons referred to in subclauses (d) and (e) after the sale has been made or the finance acquired. The parties will endeavour to limit the amount of Information disclosed to persons under subclauses (b), (c), (d), (e) and (f) to the extent reasonably required to accomplish the desired purpose.

	18.2	All the parties shall use reasonable endeavours to agree on the wording of all public announcements and statements including statements to shareholders whether contained in an annual report or made at a general meeting or otherwise, relative to the subject matter of this Agreement.
19	INSURANCE
	19.1	(a)
The Operator shall maintain all insurances required by any applicable Act of Parliament or Regulation or by the terms of any contract relating thereto ("Required Insurance") and all insurances, other than Required Insurance, as the parties may from time to time determine that the Operator shall effect on their behalf for the Joint Account ("Determined Insurance").
		(b)	With respect to any policy of Determined Insurance, any party may elect not to participate as a co-insured provided that such party:
			(i)	gives prompt notice of its non-participation to the Operator;
			(ii)	does nothing which may interfere, directly or indirectly, with the Operator's placement of such insurance for the other parties;
(iii)
effects and maintains, in proportion to its undivided interest, such insurance or other evidence of financial responsibility against the risk covered by Determined Insurance as the Committee may determine to be acceptable; and
(iv)
arranges for such policies to be endorsed with waivers of subrogation in favour of all the other parties but with respect only to Joint Venture activities and for such policies to be subject to the conditions that they shall not be cancelled, amended or varied, or permitted to expire or lapse, without, in each instance, the insurer first having given to the other parties not less than 14 days prior notice of its intention so to do.
		(c)	In respect of each policy of Required Insurance and Determined Insurance, the Operator shall:
			(i)	upon request, provide any party participating in that policy of insurance with a copy of that policy and evidence that it is current;
(ii)
arrange for the parties participating therein to be named co-insured and for the endorsement of such policies with waivers of subrogation in favour of all the other parties, but with respect only to the Joint Venture Activities; and
(iii)
as soon as practicable, pursue claims and collect the proceeds which shall be credited to parties in proportion to their respective interests in such insurance. Any settlement of a claim exceeding $25,000 shall require the approval of the Committee.
(d)
Each party may, for its own account and at its own expense, obtain such additional insurance as it thinks fit, provided that the obtaining of such additional insurance shall not in any way interfere with the Operator's placement of Required Insurance or Determined Insurance or prejudice such insurance when placed.

(e)
The Operator shall require contractors and subcontractors performing work in respect of JV Activities to effect and maintain all insurances pertaining to such work which are required by virtue of any applicable Regulation or the terms of any contract relating thereto and such other insurance as the Committee directs, or, in the absence of such a direction, as the Operator thinks advisable, after consultation with all parties. Insurances effected pursuant to this subclause (e) shall provide for waivers of subrogation by the insurer in favour of the parties and shall be subject to the condition that they shall not be cancelled, amended or varied, or permitted to expire or elapse, without, in each instance, the insurer first giving the parties not less than 14 days prior notice of its intention so to do.
20	WITHDRAWAL
	20.1	A party may withdraw from the Joint Venture:
(a) by giving a Withdrawal Notice to the other parties not less than 30 days prior to the expiration of the Permit Year then current;
(b)
if a party other than the party giving a Withdrawal Notice under subclause 20.1(a) above, by giving a Withdrawal Notice to the other parties within 5 days after receipt of the notice referred to in sub-clause 20.1 (a); or
(c) by giving a Withdrawal Notice to the other parties within 5 days of approval of a programme and budget in accordance with clause 12.4 hereof.
20.2
If a party gives a Withdrawal Notice to the other parties in accordance with the provisions of sub-clauses 20.l(a) or 20.l(b) hereof, or is deemed, under the terms of this Agreement, to have given a Withdrawal Notice to the other parties, then subject to any approval required from the Mines Department, withdrawal will be effective upon expiration of the Permit Year current on the date of the Withdrawal Notice or completion of the Work Period current on the date of the Withdrawal Notice, whichever is later.
	20.3	If a party gives a Withdrawal Notice to the other parties in accordance with the provisions of sub-clause 20.1(C), withdrawal will be effective upon the expiration of the current Work Period.
20.4
A Withdrawing Party shall not after the date of withdrawal, be entitled to vote on any matter with respect to the Joint Venture except to the extent only that work to the cost of which it is contributing will be affected by its vote.
20.5
A Withdrawing Party shall remain liable for payment of any amount which the Operator has called or is entitled to call upon it to pay in accordance with this Agreement and for its proportion of JV Costs in respect of the approved programme for the Work Period current on the date on which the Withdrawal Notice was given, but shall have no further obligation after the effective date of withdrawal.

20.6
A Withdrawing Party shall on the effective date of withdrawal, be deemed, subject to the Petroleum Act and without further formality or compensation to have assigned to the other parties in proportion to their respective Percentage Interests in all circumstances, other than where the non Defaulting Parties have made contributions to the default amount of the Defaulting Party in accordance with the Agreed Additional Percentage, in which case any assignment to the other Parties is to be in proportion to their respective Agreed Additional Percentages, all the right title and interest of the Withdrawing Party in terms of this Agreement and in the Permit and to any Petroleum contained within the Permit and in all JV Property and shall at its cost do all acts, matters and things reasonably required by the other parties in order to give full effect to the assignment, including executing forms of transfer and making appropriate applications to the Mines Department.
20.7
A Withdrawing Party shall pending any necessary completion of assignment of its right, title and interest under this Agreement and in the JV Property, hold such right, title and interest in trust for the other parties.
20.8
A Withdrawing Party shall on the effective date of withdrawal and subject to the provisions of this Agreement, be released from and indemnified by the other parties against all obligations arising in terms of this Agreement or otherwise, with respect to the Permit, except so far as such obligations may have been incurred or accrued as a result of events which took place prior to the effect date of withdrawal.
21	ENCUMBRANCES
	21.1	For the purposes of this clause, "encumbrance" means any mortgage, charge, lien, writ or other encumbrance or third party, interest.
21.2
A party shall not create or permit the creation of an encumbrance over the whole or part of its Percentage Interest without the prior written consent of the other parties which shall not be unreasonably withheld.
21.3
It shall be a condition contained in any encumbrance created by a party in accordance with this clause that any sale, assignment or foreclosure by way of an exercise of rights by the person taking the encumbrance pursuant to the terms of the encumbrance shall be subject to compliance with the provisions of clause 11 relating to transfers of Percentage Interests.
22	DISCOVERY OF PETROLEUM
	22.1	Within 60 days after establishment of a Discovery Well, the Committee shall decide whether such Discovery Well requires the carrying out of Appraisal Operations.
22.2
If the Committee decides that Appraisal Operations shall be carried out, the Operator shall within 60 days after such decision submit to the Committee a programme and budget for the conduct of Appraisal Operations ("Appraisal Programme and Budget"), covering such period as the Operator deems advisable or as the Committee directs. Within 30 days of such submission, the Committee shall decide upon an Appraisal Programme and Budget.
22.3
Within 3 months after Appraisal Operations are carried out pursuant to this Part, the Operator shall submit to all the parties a report giving details as to all Information derived from such Appraisal Operations. Within 30 days after such submission the Committee may decide to proceed with a feasibility study in accordance with the provisions of this clause or decide to carry out supplementary Appraisal Operations.

	22.4	If the Committee decides to proceed with a feasibility study, the Operator shall within 6 months prepare the feasibility study, which shall cover without limiting the generality of the study:
		(a)	the development, production, transportation and treatment (if any) of the production of the Petroleum Pool;
		(b)	an itemised estimate of the JV Capital Costs and JV Operating Costs to be incurred and facilities required;
		(c)	a plan for financing;
		(d)	a preliminary plan for the development of the Petroleum Pool; and
		(e)	the delineation of the Petroleum Pool.
22.5
Upon completion of any feasibility study, the Operator shall forthwith submit a copy thereof to each party, the cost of such copies to be charged to the Joint Venture. From the date of such submission the parties shall have 60 days (or such longer period as the parties may agree) to consider the feasibility, study and to propose to each other alterations, amendments and additions thereto. Within that period, a meeting of the Committee shall be convened for the purpose of settling the feasibility study and deciding and planning the development of the Petroleum Pool on the basis thereof.
23	PRODUCTION VENTURE
23.1
If any member or members of the Committee decides to proceed to develop the Petroleum Pool, then the parties voting to proceed shall be associated in a Production Venture as follows (provided that in the case of a Petroleum Pool which has been discovered by a Sole Risk Operation, then only the vote of the SR Parties who participated in the Sole Risk Operation shall be required for a decision to develop such Petroleum Pool) and upon such decision all parties shall join in the application for a Production Licence over the Petroleum Pool:
		(a)	a Production Operator shall be appointed by majority vote of the Committee and a Production Licence shall be applied for over the Petroleum Pool;
(b)
the purpose of the Production Venture shall be to carry out Production Operations for the recovery of Petroleum from the Petroleum Pool. Production Venture activities shall include all activities necessary, expedient or ancillary to the conduct of Production Operations, including the construction of terminals, tanks, pipelines, facilities and infrastructure;
		(c)	the Production Venture shall be a contractual joint venture between the parties and will be known as the Whicher Range Production Venture;
(d)
each party shall have a Production Interest in the Production Venture. The Production Interest of each party shall be its Percentage Interest at the date on which the Production Venture is established;
		(e)	each party shall, as tenant in common, own an undivided interest in all of the Production Venture property and assets, proportionate to its respective Production Interest;
		(f)	each party shall take in kind and separately sell or dispose of a share of all Petroleum production derived by the Production Venture, in proportion to its respective Production Interest;

(g)
the parties shall as soon as practicable enter into negotiations to establish a formula under which any one or more of the parties may take their share of Petroleum produced at times otherwise than in accordance with the order of production;
(h)	all available Petroleum shall be delivered to the parties by the Production Operator at such place or places as the committee of the Production Venture shall determine;
(i)
Petroleum will be divided among the parties in such manner that each party will receive concurrently Petroleum of like gravity, and quality to that received by each other party and to the extent that such division is impracticable, a method of making periodic adjustments to equalise the division of Petroleum among the parties will be determined by the committee of the Production Venture;
(j)
all Production Venture costs shall be paid by the parties in proportion to their respective Production Interests. Production Venture costs shall be all costs incurred in connection with Production Venture activities;
(k)	each party shall be responsible for financing its share of Production Venture costs;
(l)
each party, shall be responsible for paying all royalties, imposts and levies payable in respect of its share of Petroleum derived by the Production Venture, and the same shall not be Production Venture costs;
(m)
the Production Venture shall have an operating committee. The committee shall have management and control of Production Venture activities. The provisions of this Agreement relating to the constitution, procedure and responsibility of the Committee of the Joint Venture shall, apply equally to the committee of the Production Venture, mutatis mutandis;
(n)
the Production Operator shall have sole and exclusive conduct of Production Venture activities, subject to the control and direction of the committee. The Production Operator shall have rights and obligations commensurate with the rights and obligations of the Operator under this Agreement. The Production Operator shall within 6 months after establishment of the Production Venture submit to the operating committee a programme and budget for development of the Petroleum Pool the subject of the Production Venture;
(o)	the Production Operator may be appointed and removed from time to time in accordance with the provisions of this Agreement concerning appointment and removal of the Operator, mutatis mutandis;
(p)
the Production Operator shall have a first lien and charge on each party's share of Petroleum production to secure payment by each party of the share of Production Venture costs payable by that party. Each party shall grant to each other party a cross charge over its interest in the Production Venture to secure payment of cash calls. If a party fails to pay its share of Production Venture costs within 14 days from the due date therefor, the Production Operator shall be entitled to retain and sell that party's share of production and to retain such share of the proceeds as are necessary to fully or partly satisfy the outstanding amount; and
(q)	the Production Operator shall advise the parties of:
(i) daily production rates;
(ii) daily and cumulative interest shares of petroleum produced attributable to each party; and

(iii) each party's liability for government royalty.
23.2
Prior to the commencement of a development programme the parties shall negotiate in good faith with a view to reaching appropriate terms of a further agreement ("Production JOA") to provide for the timely development of the Petroleum Pool and the conduct of Production Operations. This Agreement shall remain in force until the Production JOA is executed by the parties. This Agreement shall not apply to the Production Licence area after execution of the Production JOA but shall otherwise continue to regulate the Exploration activities of the Joint Venture over the remaining Permit area.
24	SOLE RISK OPERATIONS
24.1
Subject to the provisions of this Part, a party ("Proposing Party") may give to the other parties ("Receiving Parties") and the Operator a notice ("Sole Risk Notice") stating that party's intention to carry out a Sole Risk Operation and stating the proposed location, purpose and estimated cost of the Sole Risk Operation.
	24.2	A Sole Risk Operation may comprise any of the following:
		(a)	drilling an Exploration Well;
		(b)	deepening, re-working, sidetracking, testing or completing an Appraisal Well or an Exploration Well;
		(c)	drilling an Appraisal Well; or
		(d)	drilling a Development Well.
	24.3	A party shall not give a Sole Risk Notice if any of the following conditions exist:
		(a)	the work proposed to be carried out under the Sole Risk Operation is included in a programme and budget for JV Activities previously approved by the Committee but not yet carried out;
(b)
any work is being carried out or has been proposed or included in an approved programme and budget for JV Activities which has the same objective as the work in respect of which a Sole Risk Notice is desired to be given; or
		(c)	the work proposed is part of the Work Obligation.
24.4
A party may give a Sole Risk Notice only if the activities covered by the Sole Risk Notice have been proposed to the Committee and the Committee has resolved not to carry out those activities as JV Activities. A Sole Risk Notice shall be effective only if it is given within the following periods:
(a)
where the proposed Sole Risk Operation is the drilling of an Exploration Well, an Appraisal Well or a Development Well, within 30 days after the decision of the Committee not to carry out the proposed activities as JV Activities; or
(b)
where the proposed Sole Risk Operation is the deepening reworking sidetracking, testing or completing of an Appraisal Well or an Exploration Well, prior to commencement of operations to abandon the well.
24.5
Within 30 days after receipt of the Sole Risk Notice, each Receiving Party, shall give notice to the Proposing Party whether that Receiving Party will participate in the Sole Risk Operation, failing which that Receiving Party shall be deemed to have given notice to the Proposing Party that it will not participate in the Sole Risk Operation.

24.6
Where a drilling rig is on the location of the well, the time to respond to a Sole Risk Notice with respect to deepening, reworking, sidetracking or testing or completing of the well shall be reduced to 24 hours, after which rig time shall be at the expense of the SR Parties PROVIDED HOWEVER that if "the Sole Risk Operation is not carried out, the same additional expense shall be borne by the Proposing Party.
	24.7	Each party electing to participate in the Sole Risk Operation shall be an SR Party.
	24.8	The SR Parties shall be associated in a Sole Risk Venture on the following terms:
		(a)	the purpose of the Sole Risk Venture shall be to carry out the Sole Risk Operation;
		(b)	each party shall have an SR Interest equal to the proportion that its Percentage Interest bears to the aggregate Percentage Interests of all of the SR Parties;
		(c)	the SR Parties shall pay all costs and expenses and bear all liabilities incurred in connection with the Sole Risk Operation in proportion to their respective SR Interests;
(d)
if the Operator is a SR Party, it shall be the operator of the Sole Risk Venture ("SR Operator"). If the Operator is not a SR Party, it shall carry out the operations on behalf of the SR Parties, unless it declines to do so, in which case the SR Parties shall appoint a SR Operator by majority vote; and
		(e)	except as otherwise provided, the relationship between the SR Parties in relation to the Sole Risk Venture shall be governed by the terms of this Agreement, mutatis mutandis.
24.9
As soon as the SR Parties have been determined in accordance with this clause, the SR Operator shall forthwith give notice to all the SR Parties how the costs, risks and liabilities of the Sole Risk Operation will be shared, and may thereafter commence the Sole Risk Operation.
24.10
Sole Risk Operations shall not be commenced more than 180 days after the Sole Risk Notice with respect thereto was given PROVIDED THAT a Sole Risk Notice may again be given for the same Sole Risk Operation within or after the expiration of the said 180 day period.
24.11
If following the giving of a Sole Risk Notice all parties elect to participate, the proposed operation shall be conducted by the Operator as JV Activities, and the programme and budget for the then current Work Period shall be revised accordingly.
25	SOLE RISK—DRILLING
	25.1	If the Sole Risk Operation is the drilling of a well and if the operation results in discovery of Petroleum in Paying Quantities, then the following provisions shall apply:
(a)
if the well is completed for production, the SR Parties shall separately be entitled to take all Petroleum production derived therefrom by any Production Venture in proportion to their SR Interests until the Net Value of the Petroleum so taken equals 100% of the SR Costs incurred by the SR Parties in relation to that well;
(b)
if the well is not completed for production, the SR Parties shall separately be entitled to take all Petroleum production derived by any Production Venture from any and all subsequent wells completed for production in the same Petroleum Pool until the Net Value thereof equals 100% of the SR Costs incurred by the SR Parties in relation to that well; and

(c)
whether or not the well is completed for production the SR Parties shall, after recovery of the aforesaid 100% of SR Costs, be entitled to receive all further Petroleum production ("Premium Share of Production") derived by any Production Venture from such well and any and all subsequent wells completed for production in the same Petroleum Pool until the Net Value thereof is an amount equal to 1000% in the case of an Exploration Well and 700% in the case of an Appraisal Well and 500% in the case of a Development Well of the SR Costs incurred by the SR Parties in relation to that well,
26	SOLE RISK DEEPENING, REWORKING, SIDETRACKING, TESTING, COMPLETION ETC
26.1
If the Sole Risk Operation is the deepening, reworking, side tracking, completion or testing of a well, and if the operation results in the discovery of Petroleum in Paying Quantities, then the SR Parties shall be entitled to take all Petroleum production derived by any Production Venture from the well until the Net Value of the Petroleum production so taken equals 500% of the SR Costs incurred by the SR Parties in relation to that operation.
	26.2	If the Sole Risk Operation is the deepening of a well, the following provisions shall apply:-
(a)
if the initial drilling of that well up to a depth at which deepening operations commenced ("Initial Depth") was also carried out as a Sole Risk Operation, then the Non SR Parties in the drilling to the Initial Depth shall nevertheless have the right to participate in the deepening operation in proportion to their respective SR Interests in the deepening operation;
(b)
if the deepening does not result in the discovery of Petroleum in Paying Quantities, the SR Parties who participated in the deepening but not in the drilling of the well to the Initial Depth shall have not obligation to contribute to the costs of drilling the well to the Initial Depth (except as to costs of materials, supplies and equipment assumed by the deepening parties); and
(c)
if the deepening operation results in the discovery of Petroleum in Paying Quantities, the SR Parties participating in the completion of the well for the taking of Petroleum production from a formation into which the well was drilled as part of the deepening operation shall reimburse in cash to the SR Parties participating in the drilling of the well to the Initial Depth 100% of the SR Costs incurred in drilling the well to the Initial Depth.
26.3
A Sole Risk Notice for a deepening, reworking or side-tracking operation may be given with respect to a well producing or capable of producing Petroleum in Paying Quantities and, in that event, the following provisions shall apply:
(a)
in drilling beyond the point where the well is or may be productive in Paying Quantities, the deepening parties will protect the hole so that the well can be plugged back to the depth at which the presence of Petroleum in Paying Quantities was found or suspected;
(b)
the deepening panics shall, if the deepening does not result in the discovery of Petroleum in Paying Quantities, plug back the well at the sole risk and expense of the deepening parties to the point at which Petroleum was discovered or suspect in Paying Quantities, if at least one of the parties so requires; or

(c)
should the well be capable of producing Petroleum in Paying Quantities from both above and below the depth at which the deepening operation began and one or more of the respective parties entitled to attempt to complete the well in the respective productive formations wish to do so, the respective SR Parties will co-operate in causing the well to be duly completed. If this is not possible or feasible in accordance with good engineering practice, then completion shall be made in the formation within the originally proposed depth provided that such completion is in accordance with good engineering practice.
27	SOLE RISK—GENERAL PROVISIONS
27.1
Notwithstanding the foregoing, a Non SR Party may at any time pay to the SR Parties an amount in cash in lieu of the SR Costs and the Premium Share of Production otherwise recoverable by the SR Parties under this Agreement. The Non SR Party shall thereafter be entitled to take its proportionate share of Production.
27.2
During the period that SR Parties are taking Petroleum production to the exclusion of Non SR Parties pursuant to this Agreement, the SR Operator shall supply all parties with monthly statements showing the amount of Production taken by the SR Parties during the relevant month, the Net Value thereof and the amount still to be recovered by the SR Parties. The SR Parties shall provide the SR Operator with sufficient information to allow the SR Operator to supply the monthly statements.
	27.3	The SR Parties shall indemnify, and hold harmless the Non SR Parties from all costs, expenses, suits, claims, liens, liabilities and losses resulting from the carrying out of the Sole Risk Operation.
27.4
The SR Parties shall ensure that the Sole Risk Operation is carried out with reasonable care skill and diligence, in accordance with good exploration and oilfield practice and in compliance with all relevant laws and regulations and the requirements of all relevant authorities.
	27.5	If any Sole Risk Operation results in a dry hole, the SR Operator shall plug and abandon the well in accordance with the Petroleum Act at the cost of the SR Parties.
28	DISPUTE RESOLUTION
28.1
Without derogating from the other provisions of this Agreement, any dispute or difference which shall arise between any of the Parties in respect of any technical matter or any matter requiring the exercise of professional or specialised knowledge and expertise in the field of Petroleum exploration, shall be referred to an independent expert unless the parties who are party to the dispute otherwise unanimously agree. Any party may by notice in writing to the others specify the nature of the dispute and call for submission to an independent expert. In the event of notice under this clause, the independent expert shall be as nominated by the Chairman of the Australian Petroleum Exploration Association.
28.2
The expert shall have a reasonable commercial and practical experience in the area of dispute and shall be required to undertake to keep confidential matters coming to his knowledge by reason of his appointment and carrying it out.

	28.3	The expert shall have the following powers:
		(a)	to inform himself independently as to facts and if necessary technical matters to which the dispute relates;
		(b)	to receive written submissions sworn and unsworn written statements and photocopy documents and to act upon the same; and
		(c)	to take such measures as he thinks fit to expedite the completion of the dispute resolution including finding adversely to any party who fails to comply with a timetable reasonably set by him.
	28.4	The dispute resolution shall be held in Perth, Western Australia unless the parties to the dispute otherwise agree.
29	CONDUCT OF LITIGATION
29.1
Subject to clause 29.2, all litigation in connection with the Permit shall be defended, carried on and conducted for and on behalf of all parties by legal practitioners selected by the Committee, which practitioners shall be instructed in accordance with the wishes of the Committee. Each party shall notify the others of any process served upon it in any action involving the title of the Permit of Joint Venture Activities and thereupon the Committee shall choose legal practitioners to handle such action for the Joint Account. The actual and necessary expense of legal practitioners incurred with respect to the action shall be for the Joint Account. If any party, wishes to employ independent legal practitioners to act on its behalf with respect to the action, no fee for their services shall be charged to the Joint Account.
	29.2	The Operator shall have the power, without reference to the Committee, to settle claims made by third parties as a result of JV Activities up to $50,000.
30	TERM AND TERMINATION
30.1
The Joint Venture shall be deemed to have commenced on the date of this Agreement and shall continue for so long as there are operations being carried out or contemplated hereunder pursuant to the Permit or any production licence granted over any part of the Permit and until all assets jointly owned hereunder have been removed and disposed of and final settlement made among the parties. If any interest of any party in any of the Permit violates the rule against perpetuities, then such interest shall terminate 80 years from the date of commencement of this Agreement.
	30.2	On termination of the Joint Venture, whether by effluxion of time or otherwise, all rights and obligations of the parties shall cease except:-
		(a)	rights and obligations in respect of any Sole Risk Operation;
		(b)	the settlement of any accounts for JV Costs incurred before termination and settlement of any other liability or obligation incurred before termination or arising out of termination;
		(c)	the confidentiality provisions;
		(d)	the right of a party to Information; and
		(e)	obligations to make payments imposed by the Permit or any agreements or instruments in terms of which the Permit is held and which become payable at any time prior to termination.

31	FORCE MAJEURE
31.l
The obligations of a party shall be suspended while such party is prevented or hindered from complying with the terms of this Agreement by force majeure which shall include, but not be limited to, strikes, lockouts, labour and civil disturbances, action whether legal or otherwise, by conservation groups or other groups opposed to the conduct of JV Activities in the Permit or its vicinity on the basis of environmental considerations, acts of God, unavoidable accidents, laws, rules, regulations, orders or decrees of any national, municipal or other governmental agency, whether domestic or foreign, acts of war, or conditions arising out of or attributable to war (declared or undeclared), acts of terrorism, shortage of necessary equipment, materials, or labour, or restrictions on them, or reasonable marked conditions or limitations on their use, inability to obtain necessary consents from any authorities or governments, delays in transportation, claims by traditional landowners or other aboriginal individuals, groups or organisations pursuant to legislation or at common law or any other matters beyond the control of such party, whether similar to the matters listed above or otherwise.
	31.2	No party shall be entitled to the benefit of the provisions of this clause if the event of force majeure is caused by lack of funds, or by the negligence of the party claiming suspension.
31.3
If force majeure causes a suspension of the obligations of any party, such party shall give notice of suspension as soon as reasonably possible to the other parties stating the date and extent of such suspension, whether in whole or in part, and the nature of the force majeure. Any party whose obligations have been suspended shall resume the performance of such obligations as soon as reasonably possible after the removal of the force majeure and shall so notify the other parties.
32	PERMIT
32.1
If at any time renouncement or surrender of any portion of the Permit should be required by operation of the Petroleum Act or the terms and provisions of the Permit, the Operator shall give timely written notice to the Committee, setting forth in detail the reasons for such renouncement or surrender and a description of the areas which the Operator suggests be renounced or surrendered in compliance with such requirement. The Committee shall consider all matters relevant to the question of such renouncement or surrender and shall, within one month (or such shorter period of time as may be required by the Mines Department), determine and notify Operator in writing of the decision to be carried out.
32.2
Any party may at any time propose to the other parties that one or more portions of the Permit be surrendered. If approved by all parties, the proposal shall, subject to the granting of any necessary consents of the Mines Department, be given effect.
32.3
Not later than 120 days prior to expiration of the term of the Permit, the parties shall meet to discuss whether the Permit should be renewed or should be allowed to lapse. The parties that vote not to renew the Permit shall be entitled to serve a Withdrawal Notice to the Operator and the other parties. The parties that vote to renew the Permit shall determine the area for which renewal is sought and the acceptable work and expenditure conditions. Thereafter, the parties shall make all such applications and execute all such documents as may be necessary or expedient to obtain renewal of the Permit to the continuing parties.

33	GENERAL PROVISIONS
	33.1	Any notice given in connection with this Agreement shall—
(a) be delivered by hand; or
(b) be sent by facsimile (if the party has its own facsimile receiver).
33.2
Notices to a party shall be addressed in accordance with such postal or facsimile particulars as may be notified by that party to the other parties from time to time, and at the date of execution of this Agreement are as follows:
GeoPetro:
GeoPetro Company Suite 700, 1 Maritime Plaza San Francisco California 94111 United States of America Fax: l 415 398 9227
Seven Seas:
Seven Seas Petroleum Australia Inc. Suite 305 Reunion Centre Building Nine East Fourth Tulsa Oklahoma 74103 United States of America Fax: l 918 587 1883
Pennzoil:
Pennzoil Exploration Australia, Inc. Craigmuir Chambers PO Box 71 Road Town Tortola British Virgin Islands
with copy to:
Pennzoil Exploration and Production Company Pennzoil Place 700 Milam PO Box 2967 Houston Texas 77252-2967 United States of America Fax: 1 713 546 8559

Amity:
Amity Oil NL 2nd Floor 33 Ord Street West Perth Western Australia 6005 Australia Fax: 61 9 324 1224
33.3	A notice shall be deemed to have been duly given—
(a) if delivered on the date of delivery; or
(b) if sent by facsimile, o11 the day following the day the facsimile is transmitted.
33.4
This Agreement constitutes the entire contract and supersedes all other agreements and understandings between the parties with regard to the matters dealt with in this Agreement and no representations, terms, conditions or warranties not contained in this Agreement shall be binding on the parties.
33.5	No agreement varying, adding to, deleting from or cancelling this Agreement, shall be effective unless reduced to writing and signed by or on behalf of the parties.
33.6
No indulgence granted by a party shall constitute a waiver of any of that party's rights under this Agreement; accordingly, that party shall not be precluded, as a consequence of having granted such indulgence, from exercising any rights against the other which may have arisen in the past or which may arise in the future.
33.7	Each party warrants that it has all necessary authorisations and approvals to execute this Agreement.
33.8	The provisions of this Agreement shall enure for the benefit of and be binding upon the parties and their respective successors and permitted assigns.
33.9	This Agreement shall be governed and interpreted in accordance with the laws from time to time in force in the State of Western Australia.
3.10	The costs of and incidental to the preparation of this Agreement including stamp duty shall be JV Costs.

    EXECUTED by the parties.

THE COMMON SEAL of AMITY OIL	)
NL was affixed by authority of the Directors	)
in the presence of:	)
/s/ P. D. ALLCHURCH Director		/s/ R. D. MACLIVER Director/Secretary
/s/ P. D. ALLCHURCH Print name:		/s/ R. D. MACLIVER Print name:
SIGNED for and on behalf of GEOPETRO	)
COMPANY by a duly authorised officer	)	"S. J. Doshi"
in the presence of:	)	President
Name of Witness: "Lawrence Barker, Jr."
Address of Witness: "One Maritime Plaza, San Francisco"
Occupation of Witness: "Chairman, GeoPetro"
SIGNED for and on behalf of SEVEN	)
SEAS PETROLEUM AUSTRALIA INC.	)
by a duly authorised officer in the presence of	)	President
Name of Witness: "Laura Brown"
Address of Witness: "1990 Post Oak Blvd. Ste.960" "Houston, TX 77056"
Occupation of Witness: "Office Manager"
SIGNED for and on behalf of PENNZOIL	)
EXPLORATION AUSTRALIA,	)	"Alan R. Smith"
INC. by a duly authorised	)
Name of Witness: "G. Kevin Cunningham"
Address of Witness: "700 Milam Houston Tex. USA
Occupation of Witness: "Manager"

"A"

ACCOUNTING PROCEDURE

INDEX

1	GENERAL PROVISIONS		33
	1.1	Definitions and Purpose	33
	1.2	Accounting Records	34
	1.3	Responsibility for Accounting Records	34
	1.4	Advances and Payments	34
	1.5	Statements and Billings	36
	1.6	Adjustments	36
	1.7	Reporting—operations by less than all Parties	37
	1.8	Termination	37
2	OPERATING CHARGES AND CREDITS		38
	2.1	Direct Charges	38
	2.2	Indirect Charges	40
3	BASIS OF CHARGES TO THE JOINT ACCOUNT		40
	3.1	Purchase of New Materials	40
	3.2	Used Materials Purchased from a Third Party or New or Used Materials Furnished From Operator's or an Affiliate's Stock	41
	3.3	Premium Prices	42
	3.4	Warranty of Materials	42
	3.5	JV Purchased for the JV Activities from One of the Parties	42
	3.6	Use of Exclusively Owned Equipment and Facilities	42
4	DISPOSAL OF MATERIALS AND USE OF JV PROPERTY		42
	4.1	Disposal of Materials	42
	4.2	Basis of Pricing Materials Removed from Joint Account	43
	4.3	Use of JV Property	44
5	INVENTORIES		45
	5.1	Periodic Inventories, Notice and Presentation	45
	5.2	Reconciliation,and Adjustment of Inventories	45
	5.3	Special Inventories	45

1
GENERAL PROVISIONS

1.1
Definitions and Purpose

  In this Accounting Procedure:-

  "Agreement" means the Joint Operating Agreement of which this Accounting Procedure forms part;

  "Capital Expenditures" means costs incurred to carry out Exploration Programmes, Drilling Wells and Construction Projects excluding costs described in paragraph 2.1;

  "Construction Projects" means the installation and/or construction of capital facilities pursuant to the Agreement including, but not limited to field gathering and process installations, compressor plants, water stations, pressure maintenance systems, secondary recovery systems, airstrips and roads;

  "Cost Price" has the meaning ascribed to it in paragraph 3.1(a);

  "Drilling Wells" means any well drilled, plugged back, drilled deeper, converted to production or injection well to and including the abandonment thereof, or on which remedial operations are performed, involving the use of drilling crew and equipment;

  "Exploration Programmes" means geological, geophysical and geochemical examinations and other investigations relating to the subsurface geology, including, without limiting the generality of the foregoing, seismograph reflection and refraction surveys, gravity meter and gravity reconnaissance programmes, magnetometer surveys, surface geological studies and satellite or aerial mapping or surveying conducted pursuant to the Agreement;

  "Joint Account" means an account opened by the Operator for the purposes of the JV Activities or any matter connected to them;

  "Non- Operating Parties" means the parties other than the Operator;

  "Operation and Maintenance" means all operations directly related to the production of Petroleum other than Exploration Programmes, Drilling Wells and Construction Projects conducted pursuant to the Agreement;

  "Operator's Bank" means the bank chosen by the Operator for the purposes of the Joint Accounts;

  "Technical Employee" means an employee having special or specific engineering, geological, geophysical, permitting and drafting or ether professional skills, but excluding administrative employees, and whose primary function is the handling of specific operating conditions and problems for the benefit of the JV Activities; and

  "Unused Market Price" has the meaning ascribed to it in paragraph 4.2(a).

  Words and expressions defined in the Agreement have the same meaning in this Accounting Procedure as ascribed to them in the Agreement.

  Reference to any clause is to a clause of the Agreement.

  Reference to any paragraph is to a paragraph in this Accounting Procedure.

  In the event of a conflict between the provisions of this Accounting Procedure and the provisions of the Agreement the latter shall prevail,

  This Accounting Procedure sets forth the procedures to be followed in maintaining proper control and detailed records of the accounting required under the Agreement. It also sets forth the charges and credits attributable to the JV Activities in order to establish the amounts owing between the Parties and to ensure that any particular item cannot be recovered twice by the Operator. It shall truly reflect the Operator's actual cost to the end that the Operator shall neither gain nor lose by reason of the fact that it acts as the Operator.

  1.2
  Accounting Records

    The Operator will maintain Joint Accounts based on the Operator's usual accounting procedures and classifications and in accordance with generally accepted accounting principles in the Petroleum Industry in Australia, and with Australian Accounting Standards consistently applied. All transactions in respect of the JV Activities shall be recorded in the Joint Account in Australian currency. When it is necessary to translate other currencies into Australian currency the provisions of paragraph 1.4 shall apply.

  1.3
  Responsibility for Accounting Records

  (a)
  Each Party is responsible for its own accounting records required by law or to support its income tax or similar tax returns. To enable each Party to comply with its statutory and corporate requirements, the Operator shall provide such data and information as may reasonably be expected to be available from the accounting records maintained by the Operator, and the cost thereof shall be for the Joint Account.

  (b)
  Depreciation and amortisation of facilities and other capital assets comprising the JV Property will not be recorded as operating costs in the Joint Account. It shall be the responsibility of each Party to calculate depreciation and amortisation on its undivided share of the JV Property.

  (c)
  Nothing contained in the Agreement or this Accounting Procedure shall be construed as an election by a Party with respect to any matter under the tax laws or other laws of any jurisdiction, or as an election with respect to any method of accounting for the purpose of accounting to any government, or any subdivision or agency thereof, or as an election for any other purpose.

  1.4
  Advances and Payments

  (a)
  In accordance with the approved budgets or AFE's the Operator may call forward cash advances from all (but not less than all) Parties for their proportionate share of estimated cash requirements for the succeeding month's operations. The Cash Call requesting from the Parties, cash in advance shall be submitted 14 days before the due date for each Party's contribution, specific details as to each Party's contribution, specific details as to what the expenditure relates to, the expected time of expenditure of the same and a best estimate of the cash required from the Non-Operating Parties for the one month next following the month for which advances are requested. The Operator shall not without the prior written consent of all Parties request cash advances from the Parties if the expenditure to which the Cash Call relates is not to be expended within two months of the date of the Cash Call.

  (b)
  Cash Calls shall be paid by each Party within 14 days after the first day of each month and each Non-Operating Party, shall dispatch a fax advice to the Operator's office, or to such other place as the Operator may designate, giving details of advances made.

  (c)
  Should the Operator be required to pay any large sum of money in relation to JV Activities, which were unforeseen at the time of providing the Non-Operating Parties with the said monthly estimate of its requirements, the Operator may request the Non-Operating Parties to pay special advances covering the Non-Operating Parties' proportionate shares of such payments. The Operator shall provide the Non-Operating

      Parties with specific details as to the sums of money to be expended, each Party's contribution to the same and the anticipated date of expenditure. The Non-Operating Parties shall dispatch their proportionate special advances within 10 days of receipt of such notice.

    (d)
    The Operator shall be required to maintain separate bank accounts in relation to approved budgets and AFE's for JV Activities and such other additional bank accounts in the name of the Operator as may be required, The Operator shall maintain as low a cash balance as reasonably possible in the bank accounts specified. Funds not in the Joint Account shall be invested by the Operator for the benefit of the Joint Account in such manner as the Committee may determine, or failing such determination in an interest bearing deposit account for the benefit of the Parties.

    (e)
    If, in any month, the Operator is required to purchase an amount of a foreign currency which amount exceeds the equivalent of AUD$50,000, the Operator, when submitting the relevant Cash Call, shall notify the Non-Operating Parties of the amount of foreign currency required and each Non-Operating Party's share of it. By mutual arrangement between a Non-Operating Party and the Operator, a Non-Operating Party may elect to provide its share of such foreign currency requirement in that currency. Such election must be advised to the Operator no less than 5 working days prior to the date on which such foreign currency is due to be paid to the Operator.

    (f)
    In the conversion of currencies, the accounting for advances of different currencies as provided for in this paragraph 1.4, or any other currency transactions affecting the JV Activities, it is the intent that none of the Parties shall experience an exchange gain or loss at the expense of, or to the benefit of the other Parties. Credit shall be given in Australian dollars to each contributor for other currencies in amounts (less than AUD$20,000) provided at the telegraphic transfer selling rate of exchange quoted by the Operator's Bank for the business day stated as the due date for the advances requested and in amounts more than AUD$20,O00 at the Operator's Bank spot selling rate regarding the telegraphic transfer selling rate of exchange. If the Operator's Bank does not quote a required rate of exchange, then a like quote obtained from another bank for such business day shall be used. Operator shall furnish the Non-Operating Parties with sufficient currency exchange data to enable the Non-Operating Parties to translate the billings to the currency of their corporate accounts. Subject to obtaining all requisite Governmental approvals, the Operator shall open such foreign currency bank accounts as are required to handle the foreign currency of the corporate accounts of the Non-Operating Parties.

    (g)
    Any gain or loss on currency conversion shall be for the Joint Account.

    (h)
    If any or all of the Non-Operating Parties advances exceed their share of actual expenditures, the next succeeding cash advance requirements, alter such determination, shall be reduced accordingly. If a Non-Operating Party's advances are less than its share of actual expenditure, the deficiency shall, at Operator's option be added to subsequent cash advance requirements or be paid by the Non-Operating Party within 5 working days following the receipt of the Operator's billings to the Non- Operating Party, for such deficiency. In each case a statement shall be provided by the Operator stating details of any variance between amounts advanced and amounts expended in appropriate classifications.

    (i)
    Subject to paragraph 1.4(h), if, in the Operator's opinion, a significant excess of cash becomes evident, the Operator (which shall endeavour to maintain as low a cash balance as is reasonably possible) will advise details of such excess to the contributors which may elect to have their share of such excess cash reimbursement by the Operator, If any Non- Operating Party so elects the Operator will refund all excess funds to all Non-Operating Parties entitled to such refunds.

    (j)
    Default interest received as required by the Agreement shall be paid to the non-defaulters in proportion to their contribution to the advance or billing respect of which the defaulter is in default.

  1.5
  Statements and Billings

  (a)
  Within 25 days following the end of each calendar month, the accumulated charges and credits in the Joint Account will be determined, and the Operator will issue a statement recording actual cash expenditure against advances (if any) made for that month. Such statement shall be accompanied by a JV Activities billing statement summarising all charges and credits incurred by the Joint Account by appropriate classifications indicative of the nature thereof and by AFE or main budget heading as appropriate.

  (b)
  Accruals forming part of the charges shall be allocated to each AFE or main budget heading. The total accruals shall be deducted from total incurred cost to adjust the amounts shown on the statement to a cash expenditure basis.

  (c)
  The monthly statements shall include a statement of cash flows and a statement of the Parties account together with information required under Australian Accounting Standard 19 Accounting for Joint Ventures if required.

  (d)
  The Operator shall within 30 days following the end of June and December in each year provide the Parties with a list of insurance and other claims and litigation outstanding as at the end of the previous 6 month period commencing of January or July as the case may be.

  1.6
  Adjustments

  (a)
  Payment of advances and billing statements shall not prejudice the right of a Party to protest or question the correctness thereof provided however, all Cash Calls and billing statements rendered to a Party by the Operator during any Permit Year shall, save in the case of fraud or Wilful Misconduct, conclusively be presumed to be true and correct after 24 months following the end of any such Permit Year unless within the said 24 month period a Party takes written exception thereto and makes claim on the Operator for adjustment. The provisions of this paragraph shall not prevent adjustments resulting from physical inventory.

  (b)
  Any of the Non-Operating Parties shall have the right to audit the accounts and records of the Joint Account for each Year maintained by the Operator in respect of the JV Activities and to obtain all necessary information for such purposes, before the end of the 24th month following the end of such year. At least 30 days notice shall be given to the Operator of an intention to conduct an audit. The right of audit includes the right of access at all reasonable times during normal business hours to all accounts and records pertaining to the Joint Account, maintained by the Operator.

  (c)
  Any audits under paragraph 1.6(b) shall be conducted so as to cause a minimum of inconvenience to the Operator. The Operator shall make every reasonable effort to co-operate with the Non-Operating Parties and, where appropriate, ensure the reasonable co-operation of its statutory auditors with the external auditors appointed pursuant to the Joint Venture Agreement by the Non-Operating Parties and will provide reasonable facilities and assistance to the Non-Operating Parties in the conduct of audits.

    (d)
    At the conclusion of each audit, the Parties who are participating in the audit will endeavour to settle outstanding matters and a written report by the participating auditors will be circulated to all the Parties participating within a reasonable time of the conclusion of each audit.

    (e)
    The report shall include all claims arising from such audit together with comments pertinent to the operation of the accounts and records to the extent considered appropriate by the auditors. The Operator shall reply to the report in writing as soon as possible and in any event not later than 3 months following receipt of the report.

    (f)
    Notwithstanding that the said period of 24 months may have expired, if the Non-Operating Parties have reasonable grounds to believe that the Operator has been guilty of fraud or Wilful Misconduct, the Non- Operating Parties shall have the right to conduct further audits in respect of any earlier periods.

    (g)
    All adjustments resulting from an audit report accepted by the Operator and so notified to the Non-Operating Parties conducting the audit shall be rectified promptly in the Joint Account by the Operator and reported to the other Non-Operating Parties. If any dispute shall arise in connection with an audit, it shall be considered by the Committee and, if a settlement between the Parties is not unanimously agreed, the item or items in dispute shall be referred to clause 28 of the Joint Operating Agreement.

    (h)
    Except as otherwise expressly provided in paragraph 1.6(b), the costs incurred in connection with paragraphs 1.6(b) to 1.6(f) inclusive shall be borne by the participating Non-Operating Parties in the proportion to which their respective Percentage Interests bear to each other and shall not be charged to the Joint Account.

  1.7
  Reporting—operations by less than all Parties

    Within 30 days following the end of each calendar month during which:

    (a)
    the Operator is carrying out a Sole Risk Operation under clause 24; or

    (b)
    a Party is being reimbursed as provided for under clauses 24, 25, 26 or 27,

    the Operator shall furnish the Parties with a statement of all costs and liabilities incurred in such operation during that month and, if appropriate, a statement of the quantity, and value of Petroleum produced from such operation during that month.

  1.8
  Termination

    Upon termination of this Agreement the Parties will continue to be liable with respect to commitments made under contracts entered into pursuant to this Agreement. Further, the Parties will continue to be liable for their share of credits or refunds (as the case may be) in respect of any matter outstanding at the time of termination of this Agreement including any litigation outstanding for which settlement will be made when the outcome of such litigation is known provided that the rights of audit described in paragraph 1.6 shall also continue to apply.

2
OPERATING CHARGES AND CREDITS

  Subject to the limitations prescribed, the Operator shall charge the Joint Account with the following items:

  2.1
  Direct Charges

  (a)
  Rentals and other payments

    Acquisitions and bonus costs, lease, licence or permit deposits, rentals, renewal or extension fees, royalties and other similar payments paid by Operator for the Joint Account, as required to maintain the interest of the Parties in the JV Property.

    (b)
    Labour

    (i)
    Salaries and wages of Operator's field employees directly employed in the conduct of JV Activities.

        Salaries of supervisors in the field engaged in the conduct of JV Activities.

        Salaries, and wages of technical employees (including landmen and draftsmen) including those assigned to project economics, environmental and governmental reports, either temporarily or permanently assigned to and directly, employed in whatever way in the operation of the JV Property.

        Earned or compensatory time off relating to the above wage or salary categories and JV Activities.

      (ii)
      Operator's costs of holiday, vacation, sickness and disability benefits and other customary allowances and location assignment bonuses paid to the employees whose salaries and wages are chargeable to the Joint Account under paragraph 2.1(b)(i). Cost under this paragraph 2.l(b)(ii) may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages chargeable to the Joint Account under paragraph 2.1(b)(i). If percentage assessment is used, the rate shall be based on the Operator's cost experience.

      (iii)
      Expenditure or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator's labour cost of salaries and wages chargeable to the Joint Account under paragraph 2.1(b)(i) and 2.1(b)(ii).

    (c)
    Employee Benefits

      Operator's current cost of established plans for employees' group life insurance, hospitalisation, pension, retirement and superannuation applicable to Operator's labour cost chargeable to the Joint Account under paragraphs 2.1.(b)(i) and 2.1(b)(ii) shall be chargeable at Operator's actual cost, or by percentage assessment charged to the Joint Account based on Operator's cost experience.

    (d)
    Material

      Material purchased or furnished by Operator for use on the JV Property. So far as it is reasonably practical and consistent with efficient and economical operations, only such material shall be purchased for or transferred to the JV Property as may be required for immediate use; and the accumulation of surplus stocks shall be avoided.

    (e)
    Travel, Living Allowance & Transportation

      Actual travel expenses, living allowances, and moving expenses (when paid in lieu of hotel expense) of employees chargeable to the Joint Account per paragraph 2.1(b). All expenses charged to the Joint Account under this paragraph shall be in accordance with the Operator's standard terms of employment in force in the relevant period and shall include those incurred in connection with the families of personnel where appropriate. Relocation expenses at the termination of a period of work for the Joint Account will be on the basis of a return to Perth, Western Australia.

    (f)
    Services

      All costs and expenditure relative to work done for the Joint Account incurred under contracts entered into by Operator with contractors and professional geological, geophysical, drilling or engineering consultants, other than services covered by paragraph 2.1(h).

      The cost of utilities and other services procured from outside sources other than services covered by paragraph 2.1(h).

      Use and service of equipment and facilities furnished by Operator at rates, not to exceed those available in the immediate area for like facilities and equipment, and commensurate with the costs of ownership and operation thereof.

    (g)
    Damage and Losses to JV Property

      All costs or expenses necessary for the repair or replacement of JV Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident or other cause.

    (h)
    Acquisition of Surface Rights and Legal Expenses

    (i)
    Costs of acquisition of renewal of surface rights and legal services for title work.

    (ii)
    All costs and expenses of handling, investigating and settling litigation or claims against the Parties or any of them relating to the Joint Account or necessary to protect or recover the JV Property, including, but not limited to, lawyers' fees, court costs, cost of investigation or procuring evidence and amounts paid in settlement or satisfaction of any such litigation or claims; provided no charge shall be made for the services of Operator's legal staff or other regularly employed personnel (such services being considered to be administrative Overhead under paragraph 2.2), unless approved by the Non-Operators.

    (i)
    Taxes and Rates

      All taxes and rates of every kind and nature, except taxes which are measured by the income of the parties, assessed or levied upon or in connection with the JV Property, the operation thereof, or the production therefrom and which taxes or rates have been paid by the Operator for the benefit of the Parties.

    (j)
    Insurance

      Net premiums paid for insurance required to be carried on the JV Property for the protection of the Parties.

    (k)
    Other Expenditures

      Any other expenditure not covered or dealt with in the foregoing provisions of this paragraph 2.1 or in paragraph 2.2 and which are incurred by the Operator for the necessary and proper conduct of work done for the Joint Account.

    (l)
    Schedule of Direct Charges

      The Operator is to provide to the other Parties a schedule of direct charges including on-cost provisions.

  2.2
  Indirect Charges

  (a)
  In this paragraph 2.2 "Overhead" means the cost to Operator of salaries, wages, employee benefits, government assessments and all other expenses of all Employees, (other than those covered by paragraph 2.1 hereof) and the cost of maintaining and operating offices, camps and housing facilities that are not JV Property.

      Notwithstanding that the actual Overhead might be greater or less, Operator shall charge for Overhead as set forth below:

      (i)
      Capital Expenditure

        It will be a sliding scale percentage recalculated monthly and based on year-to-date capital expenditure, incurred for the Joint Account, with a minimum charge of AUD$24,000 per Permit Year.

        Scale Per Annual Basis

First	$500,000 expenditure:	7.5%
Next	$1,500,000 expenditure:	5%
Over	$2,000,000 expenditure:	1%
      (ii)
      Major Construction

        Major construction projects such as, but not limited to, pipelines, gas reprocessing and processing plants, and final loading and terminal facilities, when the estimated cost of each project amounts to more than AUD$5,000,000, the Overhead shall be charged at rate set by the Committee at the time of approval of the project.

      (iii)
      Operating/Production Expenditure

        5% of costs for the first $1,000,000 and 2% of costs above $1,000,000 per year of the cost of operating and maintaining the Joint Venture exclusive of costs provided under paragraphs 2.1(a) and 2.1(h)(ii) exclusive of all salvage credits, pipeline tariffs, the value of injected substances purchased for secondary recovery and all taxes and assessments which are levied, assessed and paid upon the mineral interest in and to the JV Property.

      (iv)
      Notwithstanding anything to the contrary which might be stated in the Accounting Procedure, it is understood that no cost or expenditure included in paragraph 2.2 shall be included or duplicated elsewhere.

3
BASIS OF CHARGES TO THE JOINT ACCOUNT

3.1
Purchase of New Materials

(a)
New materials purchased from third party for JV Activities warehouse stock.

      Imported and locally purchased new materials purchased by, or for the Operator for the JV Activities warehouse stocks shall be charged to the Joint Account at Cost Price. The Cost Price of new materials shall be the "Landed' or "Local' costs of such new materials delivered into a JV Activities warehouse and shall include, as applicable, net invoice prices after trade and cash discounts, sales and added value taxes, insurance costs, handling and transportation costs to the JV Activities warehouse, customs and excise fees and duties and like items chargeable against the materials, purchasing, shipping and forwarding service fees and all other costs incurred by the Operator in procuring delivery of the materials into a JV Activities warehouse.

    (b)
    New materials purchased from a third party and charged directly to JV Activities

      Imported and locally purchased new materials purchased by, or for the Operator for the JV Activities, which are delivered directly to the operating site and do not pass through a JV Activities warehouse shall be charged at the Cost Price except that handling and transportation costs to the site of installation and use will be included.

  3.2
  Used Materials Purchased from a Third Party. or New or Used Materials Furnished From Operator's or an Affiliate's Stock

    New or used materials required for JV Activities shall be purchased for direct charge to the Joint Account whenever practicable, except that the Operator may furnish such materials from the Operator's stocks, or acquire such Materials from a Party or an affiliate, or used materials from a third party under the following conditions:

    (a)
    New Materials (Condition "A")

      New materials transferred from non JV Activities warehouses or other properties shall be priced at the current new price, and shall be classified as being Condition "A".

      The current new price shall be the current price of Condition "A" material at the nearest seaport or receiving point to which material could be delivered.

    (b)
    Used Materials (Conditions "B" and "C")

      Materials which are in sound and serviceable conditions and are suitable for re-use without reconditioning shall be classed as Condition "B" and priced at 75% of Condition "A" cost.

    (c)
    Materials which cannot be classified as Condition "B" but which,

    (i)
    after reconditioning, will be further serviceable for its original function as good Condition "B" materials; or

    (ii)
    is serviceable for its original function but cannot be rated good Condition "B" materials and of which reconditioning would be uneconomical, shall be classified as Condition "C" and priced at 50% of Condition "A" cost.

    (d)
    Surplus and obsolete materials or materials which cannot be classified as Condition "B" or Condition "C" shall be priced at a value commensurate with their use. Materials including drill pipe, casing and tubing, which are no longer useable for their original purpose without excessive repair cost but are further useable for some other purpose, shall be graded and priced according to its condition compared with materials normally used for such other purposes.

  3.3
  Premium Prices

  (a)
  Whenever materials are not readily obtainable at the customer supply point and at prices specified in paragraphs 3.1 and 3.2 because of national emergencies, strikes or other unusual causes over which the Operator has no control, the Operator may charge the Joint Account for the required materials on the basis of the Operator's direct cost and expense incurred in procuring such materials, in making such materials suitable for use and in moving such materials to the location; provided, however, that notice in writing is furnished to the Parties of the proposed charge prior to commitment by the Operator to acquire the materials pursuant to this provision, whereupon the Parties within 10 days after receiving notice from the Operator, may agree to furnish in kind or in tonnage, as the Parties may agree, at the location, or the nearest or to the Operator's storage point within a comparable distance, all or part of its share of such materials suitable for use and acceptable to the Operator.

  (b)
  Transportation costs on any such materials furnished by a Party, at any point other than the location, shall be borne by the Party. If, pursuant to the provisions of this paragraph 3.3, a Party furnished materials in kind, the Operator shall make appropriate credits therefore to the account of that Party.

  3.4
  Warranty of Materials

    The Operator does not warrant materials furnished beyond the supplier's or manufacturer's guarantee. In case of defective material claims, the Joint Account shall not be credited until adjustment has been received by the Operator from the manufacturers or their agents.

  3.5
  JV Purchased for the JV Activities from One of the Parties

    Fixed assets which are owned by one of the Parties and which are sold to the Parties for the JV Activities shall be priced at fair market value. In determining the fair market value of an asset, consideration will be given among other things to the age, condition, location and local market value.

  3.6
  Use of Exclusively Owned Equipment and Facilities

    For services rendered to the JV Activities by field equipment or facilities exclusively owned by a Party including but not limited to transportation equipment, drilling and cleanout tools, workshops, water, fuel and power systems, warehouses, and the like, the owner will charge for such services at rates not in excess of fair market value of such services, consideration will be given to rates charged by other potential suppliers, location, quality and timing of service and any other relevant factors. The cost of repairing damage sustained to such equipment or facilities with the JV Activities shall be charged to the Joint Account provided always that, if the cost of such damage is recoverable from any underwriters or any third party, the recovery will be credited to the Joint Account.

4
DISPOSAL OF MATERIALS AND USE OF JV PROPERTY

4.1
Disposal of Materials

(a)
Materials originally charged to the Joint Account may be purchased by any Party as surplus either during operations or upon termination, but the Parties are under no obligation to do so.

(b)
When materials charged to the Joint Account are disposed of, the Operator shall advise the Parties of the original cost of such materials to the Joint Account so that the Parties may properly eliminate such costs from their asset records, unless otherwise agreed, transportation costs of such transfers of materials will be for the account of the operation to which transferred.

      (i)
      Materials Purchased by a Party

        Materials issued from JV Activities warehouse stock to a Party or an Affiliate thereof shall be priced at fair market value. In determining the fair market value of an item, consideration will be given to the age, condition, location and local market value and any other relevant factors. Sales of physical assets shall only be made by agreement between the Parties.

      (ii)
      Division in Kind

        Division of material in kind, if made between the Parties, shall be in proportion to their respective percentage interests in such materials. Each Party will thereupon be charged individually with the value of the materials received or receivable by each Party in accordance with paragraph 4.2 below.

      (iii)
      Sales to Third Parties

        The Operator shall not offer any JV Property for sale to third Parties without first giving the parties an opportunity to purchase same. Sales by Operator shall be made only with the agreement of the Parties as to both terms and price. The net proceeds from sales of JV Property to third Parties shall be credited to each Company's account in proportion to their interest in the Operation. Such sales shall be billed directly by the Operator to the purchaser. Any claims by purchasers for defective materials shall be charged back to the Joint Account, if and when paid by the Operator.

      (iv)
      Materials returned to Non JV Activities Warehouse

        Materials returned from the JV Activities to the non JV Activities warehouse of a Party or an affiliate shall be credited to the Joint Account at the applicable prices prescribed by paragraph 4.2. Transportation costs shall be for the account of the operation from which the materials are transferred.

      (v)
      Junk and Obsolete Material

        If there is no market for junk or obsolete materials which have been charged to the Joint Account, the Operator will advise the Parties of the date of purchase and cost of such JV Property for purpose of eliminating such costs from its asset accounts. The cost of disposing of such JV Property, if any, shall be charged to the Joint Account.

  4.2
  Basis of Pricing Materials Removed from Joint Account

    Materials purchased by either the Operator or a Party or divided in kind, unless otherwise approved by the Operating Committee, shall be priced as prescribed in this paragraph 4.2. Transportation costs shall be for the account of the Party taking possession of the Materials unless approved otherwise by the Committee. The net proceeds from the disposal of materials shall be credited to the Joint Account after receipt by the Operator.

    (a)
    Unused Market Price Defined

      Unused Market Price for any item of materials as used in the following paragraphs shall mean the price (including sales tax, if any) for that particular item of materials readily obtainable in the locality of the purchaser supply point at the time of supply of that item of materials to the purchaser.

    (b)
    Unused Materials

      Unused materials (Condition "A") being new materials procured for the Joint Account but never used, at 100 percent of the Unused Market Price.

    (c)
    Good Used Materials

      Good used materials (Condition "B") being used materials in sound and serviceable condition, suitable for use without reconditioning:

      (i)
      At 75% of the Unused Market Price if the materials were charged to Joint Account as new; or

      (ii)
      At 65% of the Unused Market Price if the materials were originally charged to the Joint Account as good used materials (Condition "B") at 75% of the Unused Market Price.

    (d)
    Other Used Materials

      Used materials (Condition "C") at 50% of the Unused Market Price, being used materials which:

      (i)
      after reconditioning will be further serviceable for original function as good used materials (Condition "B"); or

      (ii)
      are serviceable for their original function but cannot be rated good condition materials and of which reconditioning would be uneconomical.

    (e)
    Bad Order Materials

      Materials (Condition "D") which are no longer useable for their original purpose without excessive repair cost but are further useable for some other purpose, shall be priced on a basis comparable with that of items normally used for that purpose.

    (f)
    Junk

      Junk (Condition "E") being obsolete and scrap materials, at prevailing prices.

    (g)
    Temporarily Used Materials

      When the use of materials is temporary and their service to the Joint Account does not justify the reduction in price as provided in paragraph 4.2(d)(ii), such materials shall be priced on a basis that will leave a net charge to the Joint Account consistent with the value of the service rendered.

  4.3
  Use of JV Property.

    Materials charged to the Joint Account and used other than for the JV Activities or Sole Risk Operations, if applicable, by any of the Parties, their affiliates, or a third party shall be subject to approval by the Committee. The user shall be billed by the Operator at rates not in excess of fair market value determined in the same manner as provided in paragraph 3.6 for exclusively owned equipment and facilities. The cost of repairing damage sustained to such items arising out of or in the course of such use will be charged to the user, provided that if the cost of repairing such damage is recoverable from insurers, or underwriters, the amount recovered should be credited to the user who would otherwise be liable under this paragraph 4.3. The Operator shall promptly credit the Joint Account upon receipt of the proceeds received for such usage.

5
INVENTORIES

5.1
Periodic Inventories, Notice and Presentation

(a)
At reasonable intervals inventories shall be taken by the Operator of the JV Activities warehouse stocks and materials which are ordinarily considered controllable by operators of oil and gas properties. Once every year an inventory shall be taken by the Operator of the fixed assets of the JV Property. The cost of such inventories shall be charged to the Joint Account.

(b)
Written notice of the intention to take an inventory shall be given by the Operator at least 30 days before any inventory is to begin so that Parties may be represented when any inventory is taken. Failure of a Party to be represented at an inventory shall bind that Party to accept the inventory taken by the Operator, who shall in that event furnish that Party with a copy thereof.

  5.2
  Reconciliation and Adjustment of Inventories

    Reconciliation of an inventory with charges to the Joint Account shall be made and a list of overages and shortages shall be determined by the Operator. Inventory adjustment shall be made by the Operator to the Joint Account for overages and shortages, but the Operator shall be held accountable to the Parties only for shortages due to lack of reasonable diligence. Details of inventory on hand shall be provided to any Party upon request and costs associated with providing this information shall be a charge to the Party.

  5.3
  Special Inventories

    Special inventories may be taken, at the expense of the requesting Party, whenever there is any sale or change of Percentage Interest in the JV Activities or part thereof and it shall (subject to the Agreement) be the duty of the party, assigning to notify all other Parties hereto as quickly as possible that the transfer of interest is to take place. In such cases, both the assignor and the assignee shall be represented and shall be bound by the inventory so taken.

QuickLinks

EXHIBIT 10.6
INDEX
JOINT OPERATING AGREEMENT
"A" ACCOUNTING PROCEDURE INDEX